AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
(Tomtebo and Trollberget Project, Sweden)

This Amended and Restated Purchase and Sale Agreement (the "Agreement") is made and entered into as of June 29, 2020 among District Metals Corp, a corporation organized under the laws of British Columbia, Canada ("Buyer Guarantor"), District Metals AB, company identity no. 559255-0668, a company organized under the laws of Sweden (the "Buyer"), Viad Royalties AB, company identity no. 556786-3500, a company organized under the laws of Sweden ("Seller") and EMX Royalty Corp. a corporation existing under the laws of British Columbia  ("Seller Guarantor" and collectively with the Buyer, Buyer Guarantor and Seller, the "Parties").

Recitals

 A. Seller is the legal and beneficial owner of the mineral licenses comprising the Tomtebo exploration project located in Bergslagen, Sweden as more particularly described in Exhibit A hereto (the "Tomtebo Project"); and (ii) the mineral licence comprising the Trollberget exploration project located in Bergslagen, Sweden as more particularly described in Exhibit B hereto (the "Additional Project").

 B. The Buyer Gurantor (on its own behalf and in trust for the Buyer and the Seller entered into a purchase and sale agreement dated as of February 27, 2020 (as amended by agreement dated May 7, 2020, June 19, 2020 and June 25, 2020, the "Original Purchase Agreement") pursuant to which the Buyer agreed to purchase the Seller's interest in the Tomtebo Project and the Additional Project from Seller, and the Seller agreed to sell the Seller's interest in the Tomtebo Project and Additional Project to Buyer, on the terms and subject to the conditions set forth in the Original Purchase Agreement.

 C. The Parties wish to amend and restate, and replace in its entirety, the Original Purchase Agreement with this Agreement.

THEREFORE, for good and valuable consideration, and the mutual promises set forth in this Agreement, Seller, Buyer and Buyer Guarantor agree as follows:

Agreement

ARTICLE I
DEFINITIONS, INTERPRETATION

1.1 Definitions.  In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

"Additional Project License" means the license comprising the Additional Project as set forth in Exhibit B.

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person, with "control" for such purposes meaning the possession, directly or indirectly, of the power to direct or cause the direction of  management and policies of a Person, whether through direct or indirect ownership of voting securities or voting interests, by contract or otherwise.

"Anti-Dilution Period" means the period commencing on the Effective Date and ends on the first to occur of the date the Capital Raise Obligation is satisfied and the five year anniversary of the Closing Date.

"Approval Requests" has the meaning set forth in Section 6.2(a).

"Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Vancouver, British Columbia, Canada, are required or authorized to be closed.

"Buyer" has the meaning set forth in the Preamble;

"Buyer Guarantor" has the meaning set forth in the Preamble.

"Buyer Shares" means common shares in the capital of the Buyer Guarantor.

"Change of Control" means, in respect of the Buyer Guarantor (i) the acquisition by a person or group of persons acting jointly or in concert of voting control or direction over 50% or more of Buyer's Shares, or (ii)  the consolidation or merger of the Buyer Guarantor with or into another entity as a result of which the holders of the Buyer's Shares immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the entity carrying on the business of the Buyer Guarantor following such transaction.

"Consideration Shares" has the meaning set forth in Section 2.2(a).

"CDN" means lawful currency of Canada.

"Closing" has the meaning set forth in Section 6.1.

"Closing Date" means the date on which the Closing occurs.

"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other written instrument, document, obligation or agreement.

"Development Decision" means a decision by the board of directors of the Buyer and/or Buyer Guarantor to approve a development program on the Project as evidenced by written minutes.

"Effective Date" means February 27, 2020.

"Encumbrance" means any mortgage, deed of trust, security interest, pledge, charge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other similar burden.

"Environmental Laws" means Legal Requirements applicable to reclamation or restoration of property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of Regulated Substances into the environment, including ambient air, surface water and groundwater; and all other Legal Requirements relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Exchange" means the TSX Venture Exchange.

"Exchange Approval" means written confirmation by the Exchange of conditional acceptance of the transactions contemplated by this Agreement.

"Existing Data" means, collectively, all maps; geological, geochemical and geophysical reports and data; drill logs and other drilling data; core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information relating to the Project before the Effective Date.

"Exploration Expenditures" means all direct and indirect costs and expenses incurred in the conduct of exploration, evaluation and development activities on or in relation to the Project, including, without limitation expenditures incurred:

(a) in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities on the Project;

(b) in doing geochemical, geophysical and geological surveys, and metallurgical testing, including costs of assays, metallurgical tests and other tests and analyses to determine the quantity and quality of minerals, water and other materials or substances;

(c) in searching for, digging, drilling, trenching, sampling, assaying, testing, working, developing, mining or extracting minerals;

(d) in the preparation of work programs and the presentation and reporting of data and the other results thereof, including any program for the preparation of a NI 43-101 technical report, feasibility, engineering or other studies, evaluations or reports on or with respect to the Project;

(e) for environmental remediation and rehabilitation of the Project area;

(f) in acquiring equipment or machinery or in constructing facilities, or the transportation and use thereof, and for all parts, supplies and consumables for use in connection with the Project ;

(g) for salaries and wages (including fringe benefits and other reasonable employment benefits (but for certainty excluding any stock based compensation), whether or not required by law) relating to exploration, evaluation or development of the Project;

(h) travel expenses of all Persons engaged in work with respect to and for the benefit of the Project (which shall not include investor relations activities), including expenses for their food, lodging and other reasonable needs;

(i) payments to contractors or consultants for work done, services rendered or materials supplied in respect of the Project;

(j) the cost of insurance premiums and performance bonds or other security in respect of the Project; and

(k) taxes, rentals, payments and expenditures required to keep the Project in good standing.

"Governmental Authority" means, Canada, Sweden and any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision thereof, any quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, other instrumentalities and bodies exercising any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority, domestic or foreign, or self-regulatory organization or stock exchange having jurisdiction in the relevant circumstances and includes the Exchange and IIROC (Canada).

"Governmental Permits" means all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority with respect to the Project.

"Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

"Knowledge" with respect to any matter refers to the actual knowledge, after due inquiry, of: (i) the current officers and directors of Seller and EMX (in the case of Seller); and (ii) the current officers and directors of Buyer Guarantor (in the case of Buyer).

"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including any Judgment.

"Liabilities" means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

"Licenses" means, collectively, the Tomtebo Project Licenses and Additional Project License.

"Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

"Losses" means any claims, losses, liabilities, damages, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

"Mineral Resource" has the meaning ascribed to that term in NI 43-101 (or similar internationally accepted classification).

"Mining Law" means the Swedish Minerals Act of 1991 and all regulations relating thereto.

"NI 43-101" means National Instrument 43-101, "Standards of Disclosure for Mineral Projects" published by the Canadian Securities Administrators, as amended from time to time.

"Party" means Seller, Buyer and Buyer Guarantor, and each of their respective successors and assigns.

"Preliminary Economic Assessment" or "PEA" means, with respect to the Project, an economic assessment of the mineral potential of the Project meeting the definition of "preliminary economic assessment" set forth in either NI 43-101 or the Joint Ore Reserves Committee (JORC) Code guidance, in either case in force at the relevant date of delivery of the study.

"Permitted Encumbrance" has means, with respect to the Project (a) the governmental royalties payable with respect to Products from the Project as provided by the Mining Law; (b) mechanic's, materialmen's or similar Encumbrances if payment of the obligation is not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (c) Encumbrances for Taxes, assessments, obligations under workers' compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (d) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the Project or the  use of the Project, (e) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Project, (ii) obligations or duties to any Governmental Authority with respect to any permits and the rights reserved or vested in any Governmental Authority to terminate any such permits or to condemn or expropriate any property, and (iii) zoning or other land use or other similar Legal Requirements; (f) rights of third parties arising under Mining Law;  (f) Encumbrances arising under this Agreement, including the Royalty; and (g) Encumbrances existing on the date hereof.

"Person" means any natural person, Governmental Authority, corporation, private company, general or limited partnership, joint venture, limited liability company, trust, association or unincorporated entity of any kind.

"Products" means all marketable mineral products that are mined, extracted, removed, produced or otherwise recovered from the Project, whether in the form of ore, concentrates, refined metals or any other beneficiated or derivative product, and including any marketable mineral products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Project.

"Project" means, collectively, the Tomtebo Project and the Additional Project;

"Regulated Substances" means all pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances that are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or applicable Legal Requirements, or the presence or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or applicable Legal Requirements, including but not limited to:

 (a) any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant that poses a hazard or potential hazard to the environment or any Person;

 (b) asbestos or any asbestos-containing material of any kind or character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;

 (c) any materials or substances designated as a "hazardous waste", "hazardous substance", "toxic pollutant" or "contaminant" under any Environmental Law; and

 (d) any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous.

"Royalty Agreement" has the meaning set forth in Section 6.2(b).

"Seller" has the meaning set forth in the Preamble.

"Seller Royalty" means the production royalty granted to Seller pursuant to the Royalty Agreement.

"Shareholder Rights Agreement" has the meaning set forth in Section 6.2(c).

"Tax" means (a) any country, state, local, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee's income withholding, other withholding, unemployment or social security, housing fund contributions, social security contributions, retirement savings fund contributions or other tax or contributions of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in paragraph (a) or any related contest or dispute and (c) any liability for the Taxes of another Person.

"Tomtebo Project" has the meaning ascribed to that term in the Preamble.

"Tomtebo Project Licenses" means, collectively, the licenses comprising the Tomtebo Project as set forth in Exhibit A.

1.2 Interpretation.  As used herein, except as otherwise indicated herein or as the context may otherwise require:

 (a)  The words "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import;

 (b) The words "hereof," "herein," "hereunder," and comparable terms refer to the entirety of this Agreement, including the Exhibits hereto, and not to any particular article, section, or other subdivision hereof or Exhibit hereto;

 (c)  Any pronoun shall include the corresponding masculine, feminine, and neuter forms;

 (d)  The singular includes the plural and vice versa;

 (e)  References to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time;

 (f)  References to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations;

 (g)  Except as otherwise expressly provided in this Agreement, references to "Article," "Section," "preamble," "recital," or another subdivision or to an "Exhibit" are to an article, section, preamble, recital or subdivision hereof or an "Exhibit" hereto;

 (h)  References to any Party, person or entity include the successors and permitted assigns of such Party, person or entity;

 (i)   Any reference herein to a "day" or number of "days" (without the explicit qualification of "business") shall be deemed to refer to a calendar day or number of calendar days;

 (j)  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day; and

 (k) Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under generally accepted accounting principles.

ARTICLE II
Purchase and Sale; Consideration

2.1 Covenant of Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, for the consideration described below, at Closing, Seller shall sell and convey a 100% legal and beneficial title and interest in and to the Project to Buyer free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase the Project from Seller.

2.2 Consideration.  As the consideration for the Project, at Closing:

 (a)  Buyer Guarantor shall deliver to Seller or, its designee, 5,882,830 Buyer Shares (the "Consideration Shares") representing a 9.9% equity ownership interest in Buyer Guarantor (on a non-diluted basis) as of the Closing Date, and which Consideration Shares will be subject to such resale restrictions as may imposed by applicable securities laws;

 (b) Buyer shall deliver to the Seller an executed copy of the Royalty Agreement executed by Buyer and Buyer Guarantor and an executed copy of the Shareholder Rights Agreement executed by Buyer Guarantor; and

 (c) Buyer shall pay or cause to be paid to Seller CDN$35,000 in immediately available funds.

ARTICLE III
Representations and Warranties

3.1 Seller's Representations and Warranties.  Seller represents and warrants to Buyer and Buyer Guarantor as follows:

 (a) Organization.  Each of Seller and Seller Guarantor is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.

 (b) Ownership: Seller is a wholly-owned subsidiary of Seller Guarantor.

 (c) Authority.  Each of Seller and Seller Guarantor has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Seller and Seller Guarantor have been duly and validly authorized by all necessary action on the part of Seller and Seller Guarantor, respectively.  This Agreement has been duly and validly executed and delivered by Seller and Seller Guarantor, and is the valid and binding obligation of Seller and Seller Guarantor, enforceable against Seller and Seller Guarantor in accordance with its terms.

 (d) Ownership of Licenses.

(i) Subject to the Permitted Encumbrances, and the paramount ownership by the Government of Sweden, Seller is the legal and beneficial owner of a 100% interest in the Licenses.

(ii) All of the Licenses have been properly located and recorded in compliance with Legal Requirements and are comprised of valid and subsisting mineral claims.

(iii) The Licenses are in good standing under all applicable Legal Requirements and all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(iv) There is no material adverse claim against or challenge to the title to or ownership of any of the Licenses.

(v) Subject to the paramount ownership by the Government of Sweden, the Seller has the exclusive right to deal with the Licenses.

(vi) Subject to the paramount ownership by the Government of Sweden, no Person other than the Seller has any interest in the Licenses or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(vii) There are no material restrictions on the ability of the Seller to use, transfer or exploit the Licenses, except pursuant to the Legal Requirements.

 (e) No Conflict; Required Consents.  The execution, delivery and performance by either Seller or Seller Guarantor of this Agreement do not and will not:  (i) conflict with or violate any provision of the constituent documents of Seller or Seller Guarantor; (ii) violate any provision of any Legal Requirements; (iii) constitute a default under any Contract to which the Seller or Seller Guarantor is a party; (iv) result in the creation or imposition of any Encumbrance against or upon any of the Licenses or the Project; or (v) other than governmental approval of the transfer of the Licenses pursuant to the Mining Law, to the knowledge of the Seller, require any consent, approval or authorization of, or filing or delivery of any certificate, notice, application, report or other document with or to, any Governmental Authority or other Person.

 (f) Exclusive Right to Purchase.  No person other than the Buyer and Buyer Guarantor has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Licenses.

 (g) Exclusivity.  To the knowledge of Seller, no Person other than Seller is entitled to carry out reconnaissance, exploration, development, mining or extraction activities on the Licenses with respect to the minerals that are covered by the Licenses.

 (h) Environmental Matters.  The Seller, in respect of the Licenses, has been and is in compliance with all Environmental Laws. The Seller has not received a notice of default under any applicable Environmental Laws relating to the Licenses.  The Seller has not received any notice that it is potentially responsible for any clean-up or corrective action at property covered by the Licenses which is owned or occupied by a third party or in respect of any natural resource or feature. To the knowledge of the Seller, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any Regulated Substance from, on, in or under the property covered by the Licenses or into the environment as a result of activities of Seller, or to the knowledge of the Seller, any other Person, except releases expressly permitted or otherwise authorized by applicable Legal Requirements. True, accurate and complete copies of all documents, including any certificates or reports, issued, filed or registered on title or with any Governmental Authority, pursuant to Environmental Laws with respect to the Licenses have been provided to the Buyer.

 (i) Litigation.  There is no Litigation pending or, to the knowledge of Seller Guarantor, threatened, or any Judgment outstanding, against Seller or Seller Guarantor that reasonably could be expected to adversely affect the ability of Seller or Seller Guarantor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

 (j) Compliance with Applicable Legal Requirements.  Seller has at all times complied with all applicable Legal Requirements.  Seller has not received any notice from any Governmental Authority or any other Person claiming any violation by Seller of any Legal Requirement. The Seller has not received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of the Seller in any of the Licenses.

 (k) [Intentionally deleted]

 (l) Licenses.  There are no Encumbrances on the Licenses or the Project created by, through or under Seller or, to the knowledge of Seller, any other Person, other than Permitted Encumbrances.  Except for this Agreement, there are no outstanding agreements, options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights permitting any Person the acquisition of rights to the Licenses, or any portion thereof or which would affect the Seller's interest in the Licenses.

 (m) Money Laundering.  The operations of Seller have been conducted in compliance with financial record-keeping and reporting requirements of applicable Legal Requirements relating to money laundering, and Seller has instituted and maintains policies and procedures designed to ensure continued compliance with such Legal Requirements.

 (n) Corrupt Practices.  Neither Seller nor any of its Affiliates, nor any of their respective officers, directors, employees, advisors or agents, has made any payment, directly or indirectly, in violation of any applicable Legal Requirements prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and Seller has instituted and maintained policies and procedures designed to ensure continued compliance with such Legal Requirements

 (o) Disclosure.  Except as limited by Section 3.1(p), to the knowledge of Seller, no representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

 (p) No Other Representations and Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE III, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN, BUYER ACCEPTS LICENSES AND THE PROJECT ON AN "AS, WHERE IS" BASIS.BUYER WILL ASSUME ALL RISKS AND LIABILITIES THAT THE LICENSES AND THE PROPERTIES COVERED THEREBY MAY CONTAIN HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR MATERIALS OR SUBSTANCES, AND TUNNELS, ADITS, SHAFTS AND OTHER ADVERSE PHYSICAL CONDITIONS.  SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE EXISTENCE, NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES OR RESOURCES ON THE PROJECT OR WHETHER ANY LICENSE OR PERMIT (OTHER THAN THE LICENSES AS DEFINED HEREIN) CAN BE OBTAINED, TRANSFERRED OR AMENDED IN A TIMELY MANNER, WHETHER ANY MINING CAN BE DONE ECONOMICALLY, OR AS TO THE COST OR TIME REQUIRED TO COMMENCE OR OPERATE AND MAINTAIN OPERATIONS ON THE PROJECT OR ADDITIONAL PROJECT.

3.2 Buyer's Representations and Warranties.  Buyer Guarantor represents and warrants to Seller and Seller Guarantor as follows:

 (a) Organization.  Each of Buyer and Buyer Guarantor is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.

 (b) Ownership: Buyer is a wholly-owned subsidiary of Buyer Guarantor.

 (c) Authority.  Each of Buyer and Buyer Guarantor has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Buyer Guarantor have been duly and validly authorized by all necessary action on the part of Buyer and Buyer Guarantor.  This Agreement has been duly and validly executed and delivered by Buyer and Buyer Guarantor, and is a valid and binding obligation of Buyer and Buyer Guarantor, enforceable against Buyer and Buyer Guarantor in accordance with its terms.

 (c) No Conflict; Required Consents.  The execution, delivery and performance by each of Buyer Guarantor and Buyer of this Agreement does not and will not:  (i) conflict with or violate any provision of the constituent documents of Buyer or Buyer Guarantor; (ii) violate any provision of any Legal Requirements; (iii) constitute a default under any Contract to which Buyer or Buyer Guarantor is a party; or (iv) to the knowledge of Buyer Guarantor , require any consent, approval or authorization of, or filing or delivery of any certificate, notice, application, report or other document with or to, any Governmental Authority or other Person.

 (d) Litigation.  There is no Litigation pending or, to the knowledge of Buyer Guarantor, threatened, or any Judgment outstanding, against Buyer or Buyer Guarantor that reasonably could be expected to adversely affect the ability of Buyer or Buyer Guarantor to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

 (e) Compliance with Applicable Legal Requirements.  Buyer Guarantor has at all times complied with all applicable Legal Requirements.  Buyer Guarantor has not received any notice from any Governmental Authority or any other Person claiming any violation by Buyer Guarantor of any Legal Requirement.

 (f) Financial Statements; Liabilities; Absence of Changes.  Since the date of the most recent balance sheets included in Buyer Guarantor's most recent audited annual financial statements, there has not occurred any material adverse change in the business, affairs, capital, capitalization, assets, condition (financial or otherwise), operations or liabilities of Buyer Guarantor.

 (g) Taxes.  Buyer Guarantor has paid all Taxes owing by it as the same have come due and payable.

 (h) Money Laundering.  The operations of Buyer Guarantor have been conducted in compliance with financial record-keeping and reporting requirements of applicable Legal Requirements relating to money laundering, and to the extent required by applicable law, Buyer Guarantor has instituted and maintains policies and procedures designed to ensure continued compliance with any such Legal Requirements.

 (i) Corrupt Practices.  Neither Buyer Guarantor nor any of its Affiliates nor any of their respective officers, directors, employees, advisors or agents has made any payment, directly or indirectly, on behalf of or to the benefit of Buyer Guarantor, in violation of any applicable Legal Requirements prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and  Buyer Guarantor has instituted and maintains policies and procedures designed to ensure continued compliance with such Legal Requirements.

 (j) Buyer's Independent Evaluation.  In making the decision to enter into this Agreement and to consummate the transactions hereunder, Buyer and Buyer Guarantor have relied solely on their own independent investigation, analysis, and evaluation of the Project (including Buyer Guarantor's own estimate and appraisal of the extent, location and value of any mineralization, mineral resources or reserves on the Project, the title to the Project, and any environmental obligations).

 (k) Reporting Issuer.  Buyer Guarantor is a reporting issuer under the Securities Act (British Columbia) and the Securities Act (Alberta) and is not included on the list of issuers in default maintained by the British Columbia and Alberta Securities Commissions.

 (l) Consideration Shares to be Validly Issued.  The Consideration Shares will be duly authorized and validly allotted and issued as fully paid and non-assessable common shares.

 (m) Regulatory Approvals.  On the Closing Date, every consent, approval, authorization, order and agreement required for the issuance of Consideration Shares and the delivery to Seller of such certificate or certificates to be valid will have been obtained and will be in effect.

 (n) Disclosure.  To the knowledge of Buyer Guarantor, no representation or warranty by Buyer Guarantor or Buyer in this Agreement or in any Schedule or Exhibit to this Agreement, or any certificate furnished by Buyer or Buyer Guarantor pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

ARTICLE IV
Covenants

4.1 Application for Exchange Approval. Within five (5) Business Days after the Effective Date, Buyer Guarantor shall take the necessary steps to request, and shall thereafter undertake commercially reasonable efforts to obtain, Exchange Approval.

4.2 Capital Raise to Develop Project.  Buyer Guarantor shall raise an aggregate minimum of CDN$600,000 (representing the CDN$3,000,000 obligation provided for in the Original Purchase Agreement less amounts raised since the Effective Date) from the issue, at one time or from time to time, of debt or equity securities and/or securities convertible or exercisable in such debt or equity securities of the Buyer Guarantor (the "Capital Raise Obligation") to explore and develop the Project (or any part thereof) before the 5th anniversary of the Closing Date. Not more than 15% of the gross proceeds from any such financing shall be used for purposes other than exploration and development of the Project. Failure of the Buyer Guarantor to satisfy the Capital Raise Obligation will not be considered an event of default or breach of this Agreement.

4.3 Further Assurances.  From and after the Effective Date, the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by this Agreement.

ARTICLE V
Conditions Precedent to Closing

5.1 Conditions to Obligations of the Parties.  The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to obtaining Exchange Approval on or before April 30, 2020, or such later date as may be agreed to by the Parties.  If Exchange Approval is not obtained by such date, unless such date is extended by mutual agreement of the Parties, this Agreement shall terminate without further obligation of any Party, subject to any liability or breach of this Agreement accruing prior to such date.

5.2 Conditions to Buyer's Obligations.  The obligations of Buyer and Buyer Guarantor to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

 (a) Accuracy of Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing and the Buyer will have received a certificate signed by the Seller to the effect that the matters represented and warranted by the Seller herein are true and correct as of the Closing with the same force and effect as if made at the Closing.

 (b) Performance of Agreements.  Seller and Seller Guarantor shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c) Legal Proceedings.  There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any third party Litigation arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation or intent of the transactions contemplated by this Agreement, and there shall be no third party Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

(d) Confirmatory Due Diligence.  The legal due diligence investigation by Buyer and Buyer Guarantor of the Licenses confirming, to the satisfaction of Buyer and Buyer Guarantor, ownership thereof by Seller, free and clear of all Encumbrances other than Permitted Encumbrances.

5.3 Conditions to Seller's Obligations.  The obligations of Seller and Seller Guarantor to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:

 (a) Accuracy of Representations and Warranties.  The representations and warranties of Buyer and Buyer Guarantor in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing and the Seller will have received a certificate signed by the Buyer and Buyer Guarantor to the effect that the matters represented and warranted by the Buyer and Buyer Guarantor herein are true and correct as of the Closing with the same force and effect as if made at the Closing.

 (b) Performance of Agreements.  Buyer and Buyer Guarantor shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

 (c) Legal Proceedings.  There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any third party Litigation arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, and there shall be no third party Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

ARTICLE VI
Closing

6.1 Closing; Time and Place.  The closing of the transaction contemplated hereby (the "Closing") shall occur at a date, time and location agreeable to the Parties, as soon as all conditions under Sections 5.1, 5.2 and 5.3 have been satisfied or waived, but in no event later than July 1, 2020. If any condition under Section 5.1, 5.2 or 5.3 is not satisfied or waived on or before July 1, 2020, this Agreement shall terminate without further obligation of any Party, subject to any liability for breach of this Agreement accruing prior to such date.

6.2 Obligations of Seller.  At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

 (a) License Transfers.  Evidence of submission to Bergsstaten and any other applicable Governmental Authority of duly executed assignments of the Licenses in the name of the Buyer and any other document or instrument necessary to request approval of the transfer the Licenses to the Buyer in accordance with applicable Legal Requirements (the "Approval Requests").

 (b) Royalty Agreement.  Seller shall deliver to Buyer a fully executed and acknowledged Royalty Agreement in substantially the form set forth in Exhibit Chereto (the "Royalty Agreement").

(c) Shareholder Rights Agreement.  Seller shall deliver to Buyer a fully executed and acknowledged Shareholder Rights Agreement in substantially the form set forth in Exhibit D hereto (the "Shareholder Rights Agreement").

(e) Existing Data.  Seller have delivered to Buyer all Existing Data in its possession or control.

 (f) Other.  Such other documents and instruments, in form and substance reasonably satisfactory to Buyer, as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby including the transfer of the Licenses to the Buyer.

6.3 Buyer's Obligations.  At Closing, Buyer shall deliver or cause to be delivered to Seller the following:

 (a) Buyer's Share Certificate.  A share certificate or direct registration statement for the Consideration Shares, which shall be subject to applicable resale restrictions imposed by the Exchange and/or the Securities Act (British Columbia), and the terms of the Shareholder Rights Agreement and free and clear of all Encumbrances, duly registered in the name of, or as directed by, Seller.

 (b) Royalty Agreement.  A fully executed and acknowledged Royalty Agreement.

(c)  Shareholder Rights Agreement.  A fully executed and acknowledged Shareholder Rights Agreement.

 (e) Other.  Such other documents and instruments, in form and substance reasonably satisfactory to Seller, as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

ARTICLE VII
Interim Period and Operator Rights and Obligations

7.1 Interim Period.  The Parties agree and confirm that as of and from the Closing Date until receipt by Buyer of confirmation from the Bergsstaten that the Licenses have been duly and properly transferred to Buyer (the "Interim Period"):

(a) Seller will hold the Licenses in trust for, and on behalf of, the Buyer to the extent permitted by applicable Legal Requirements and shall not take or permit to be taken any action that would cause any of the Licenses to become subject to any Encumbrance;

(b) [Intentionally left blank]

(c) if during the Interim Period the proposed exploration activities of Buyer require the issue or receipt of any approval, consent or authorization of any Governmental Authority in order to comply with Applicable Legal Requirements (an "Interim Permit"), the Seller shall take all reasonable commercial efforts to obtain such Interim Permit(s) on terms and conditions acceptable to Buyer and Seller, each acting reasonably and in a timely manner.

(d) Seller will furnish promptly to Buyer (i) a copy of each notice or other document delivered, filed or received by or on behalf of Seller in connection with the any Interim Permits, Approval Requests; and (ii) any filings made under applicable applicable Legal Requirements in respect of the Interim Permits (if any), Licenses or Approval Requests; (iii) any documents related to dealings with Governmental Authorities in connection with the Interim Permits (if any), Licenses or Approval Requests; and (iv) a written account of all relevant verbal information obtained from any Governmental Authority in connection with the Licences, Interim Permits (if any) or Approval Requests;

(e) Seller will not, and will not cause or authorize, any amendment, suspension or revocation of any InterimPermits;

(f) Seller provide Buyer with such other information (including the status of the Approval Requests) as Buyer may reasonably request regarding the Interim Permits (if any), Licenses and Approval Requests from time to time, and permit Buyer as much time as practicable to comment on the any of the foregoing material and, incorporate such comments, in any dealings regarding the Interim Permits (if any), Licenses or Approval Requests.

7.2 Rights and Covenants of Buyer during Interim Period. During the Interim Period and without limiting the generality of Section 7.1, the Buyer will have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Project as if the Licences and any Interim Permits were held by it and, without limiting the generality of the foregoing, the Buyer will:

(a) have the right to conduct any and all exploration and development activities on or with respect to the Project, necessary or desirable for the purpose of determining the viability of the Project;

(b) comply with any Interim Permits;

(c) pay or cause to be paid all workers and wage earners employed by it or its contractors on the Projects, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Project;

(d) be entitled to engage third parties to provide services, supplies, equipment or machinery for the Projects;

(e) have the right, power and authority to regulate access to the Project;

(f) conduct all work on or with respect to the Projects in a careful and miner-like manner and in compliance with all applicable Legal Requirements.

7.4 Expense Reimbursement of Seller. Buyer shall pay Seller (i) for all costs, charges and other out-of-pocket expenses actually and reasonably incurred by Seller and/or its Affiliates, (ii) a reasonable allocation of the costs  to Seller and/or its Affiliates for time spent by Seller and/or its Affiliate's personnel (the "Personnel Fee"), in each case, in fulfilling its obligations under Section 7.1 plus: (iii) an administration fee equal 7.5% of the Personnel Fee (the "Administration Fee").  Personnel Fees are to be charged and paid on a cost recovery basis such that the Seller and its Affiliates do not receive financial gain (other than the Administration Fee) nor suffer financial loss.  Seller shall invoice Buyer for all fees and charges due under this Section 7.4 and Buyer shall pay such invoice within 30 days of receiving supporting receipts and other documentation to its reasonable satisfaction.

ARTICLE VIII
Post-Closing Obligations of Buyer and Seller

8.1 Restriction on Transfer of Licenses and Buyer Subsidiary.  Until the expiry of the "Anti-Dilution Period" (a) Buyer shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, transfer, sell, assign or convey all or any of the Licenses or any part thereof to any third party; and (b) Buyer Guarantor shall not transfer, sell, assign or convey any interest in the Buyer to any third party.

8.2 Transfer of Licences.    Immediately after Closing, Seller shall cooperate with Buyer to ensure that the Approval Requests are processed and approved in a timely fashion and are not approved without the written authorization of the Buyer.

8.3 Buyer Guarantee. Buyer Guarantor does hereby covenant and agree that it shall cause Buyer to comply with all of its obligations under this Agreement.  In such regard, Buyer Guarantor unconditionally and irrevocably guarantees and agrees to jointly and severally liable with the Buyer for, the due and punctual performance of all obligations, covenants and indemnities of the Buyer arising under this Agreement, upon the terms and subject to the conditions of this Agreement.  The liability of Buyer Guarantor under this section will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by the Seller or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of Buyer Guarantor's obligations under this section. The liability of Buyer Guarantor under this section will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Seller or the Buyer in connection with any duties, obligations or liabilities of the Buyer or Buyer Guarantor or to the Seller. The Seller will not be bound or obligated to exhaust its recourse against the Buyer or other persons or take any other action before being entitled to demand payment from Buyer Guarantor under this section.

8.4 Seller Guarantee.  Seller Guarantor does hereby covenant and agree that it shall cause Seller to comply with all of its obligations under this Agreement.  In such regard, Seller Guarantor unconditionally and irrevocably guarantees and agrees to jointly and severally liable with the Seller for, the due and punctual performance of all obligations, covenants and indemnities of the Seller arising under this Agreement, upon the terms and subject to the conditions of this Agreement.  The liability of Seller Guarantor under this section will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by the Buyer or the Seller any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of Seller Guarantor's obligations under this section. The liability of Seller Guarantor under this section will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Seller or the Buyer in connection with any duties, obligations or liabilities of the Seller or Seller Guarantor or to the Buyer. The Buyer or Buyer Guarantor will not be bound or obligated to exhaust its recourse against the Seller or other persons or take any other action before being entitled to demand payment from Seller Guarantor hereunder.

8.5 Tax Matters.  Buyer shall be responsible for, and shall indemnify Seller, for all any transfer, documentary, recording, sales, use, registration, value added, goods and services, stamp and other similar Taxes imposed on Buyer or Seller .by any Governmental Authority in connection with the purchase by Buyer of the Licenses

8.6 Work Requirements of Buyer.

 (a) On or before the second (2nd) anniversary of the Closing, Buyer shall spend no less than CDN$1,000,000 in Exploration Expenditures on the Project and failing which Seller shall have the right to demand that Buyer transfer the Licenses to Seller, free of Encumbrances other than Permitted Encumbrances and for no further consideration (a "Transfer").

(b) Within 10 days after receipt by Buyer of the demand for Transfer described in Section 8.6(a), Buyer shall:

 (i) have made all payments, performed all work and paid all exploration expenditures with respect to the Licenses and the Governmental Permits related to the Licenses sufficient to keep the same in good standing, force and effect through the date of Transfer and for a period of six (6) months thereafter (the "Tail Period"); provided, however, that any payments, work and exploration expenditures to be made with respect to the Tail Period shall be in proportion that the Tail Period bears to the then-current annual work expenditure period required by the Licenses and Governmental Permits and Law;

 (ii) leave the Licenses (A) free and clear of all Encumbrances, other than Permitted Encumbrances; (B) in a safe and orderly condition; and (C) in compliance with all reclamation obligations arising as a result of work on the Project;

 (iii) deliver to Seller, within thirty (30) days of termination, a report on all work carried out on the Project (including factual data and interpretations thereof) together with copies of all sample location maps, drill hole assay logs, assay results and other technical data compiled with respect to work on the Project not previously delivered to Seller; and

 (c) If Seller requests a Transfer of the Licenses pursuant to Section 8.6(b), then, in addition to complying with Section 8.6(b) above, Buyer shall execute and deliver all instruments, and take all actions, necessary or reasonably requested by Seller to transfer the Licenses to Seller or their designee(s), and shall represent and warrant to Seller or such designee(s) as follows as of the date of the Transfer of the Licenses being Transferred:

 (i) Buyer is the lawful owner of the Licenses, free of all Encumbrances other than Permitted Encumbrances; and

 (ii) None of the Licenses is subject to any litigation, arbitration, administrative action, prosecution or other legal proceedings, nor has Buyer received written notice threatening such proceedings.

 (d) By the fifth (5th) anniversary of the Closing, Buyer shall complete five thousand meters (5,000 m) of drilling on the Project, provided that it commits to drill no less than two thousand meters (2,000 m) of the five thousand meter obligation (5,000 m) by the third (3rd) anniversary of the Closing Date and failing which Seller shall have the right to demand that Buyer Transfer the Licenses pursuant to Section 8.6(b) for no further consideration. For certainty, it is agreed that the CDN$1,000,000 to be expended pursuant to Section 8.6(a) may be applied as against this obligation in Section 8.6(d).

 (e)  Upon public announcement by Buyer Guarantor of a Mineral Resource or PEA on any area of the Project (the "Resource Milestone"), Buyer shall pay to Seller the sum of CDN$275,000 in respect of each of the Mineral Resource or PEA (as the case may be) and in the event the PEA is completed prior to the Mineral Resource an additional CDN$275,000 shall be payable upon announcement of the PEA for a total payment of CDN$550,000, whereupon no further payments will be required hereunder (the "Resource Payment") and for certainty, upon the board of directors of Buyer or Buyer Guarantor making a Development Decision in respect of the Project, any part of the Resource Payment not then paid, shall be immediately due and payable.  The Buyer and/or Buyer Guarantor may, at its election, at any time make the Resource Payment in advance of any Resource Milestone.  The Resource Payment shall be made by wire transfer in immediately available funds to the account designated by Seller. Notwithstanding the foregoing and subject to the prior approval of the Exchange, the Resource Payment may be paid in cash or through the issuance of that number of Buyer Shares as is equal to the amount of the Resource Payment based on the higher of (i) the 20 day (or such shorter period required by the TSXV or other exchange or quotation system) volume-weighted average price of the Buyer Shares on the Exchange (or such other exchange or quotation system as such shares are then listed or quoted) and (ii) the Discounted Market Price (as defined in the policies of the Exchange), provided that if and to the extent any issuance of Buyer Shares causes Seller to own more than 9.9% of the then issued and outstanding Buyer Shares (on a non-diluted basis), such excess portion of the Resource Payment will be paid in cash.

(f) Upon satisfying each of the Exploration Expenditure requirements set forth in sections 8.6(a) and (d) Buyer shall furnish Seller with a report that sets forth the total amount of Exploration Expenditures so incurred, together with supporting documentation.

(g)  In the event of the transfer of the Licenses to a third party or a Change of Control of the Buyer, in each case, prior to payment of the entire Resource Payment, any then unpaid portion of  the Resource Payment shall only be payable in cash.

ARTICLE IX
Confidentiality; Public Announcements

9.1 Obligation of Confidentiality.

 (a) From the Effective Date to the Closing Date, any non-public information that Buyer or Buyer Guarantor may obtain from Seller in connection with this Agreement shall be deemed confidential, and neither Buyer nor Buyer Guarantor shall disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or its insurers, if applicable, or use such information for any commercial purpose; provided, however, that (i) Buyer and/or Buyer Guarantor may use and disclose any such information once it has been publicly disclosed (other than by Buyer or Buyer Guarantor in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer or Buyer Guarantor (other than from Seller); (ii) Buyer and/or Buyer Guarantor may disclose such information to its officers, directors, agents, employees, advisers and lenders as necessary in connection with the transactions contemplated in this Agreement; and (iii) to the extent that Buyer or Buyer Guarantor is required under Legal Requirements to disclose any of such information, Buyer and/or Buyer Guarantor  may disclose such information if it shall have used commercially reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

 (b) Any non-public information in the possession of Seller or its Affiliates with respect to the Licenses and the Project shall be deemed confidential, and, subject to Section 9.2 below, following Closing, Seller shall not, and shall cause their respective Affiliates not to, disclose any such information to any third party or use such information for any commercial purpose; provided, however, that (i) such Persons may use and disclose any such information once it has been publicly disclosed (other than by Seller or its Affiliates in breach of their obligations under this Section) or which rightfully (and without confidentiality obligations) has come into the possession of Seller or its Affiliates (other than from Buyer or Buyer Guarantor); and (ii) to the extent that Seller or its Affiliates are required under Legal Requirements to disclose any of such information, Seller or its Affiliates may disclose such information if they shall have used commercially reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

9.2 Public Announcements. Except to the extent required under Legal Requirements including, for greater certainty applicable securities laws, prior to Closing, neither Seller on the one hand, nor Buyer or Buyer Guarantor on the other hand, shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated except upon giving the other Party not less than three days advance notice of the contents thereof, and the Party proposing such press release, announcement or statement shall consider any reasonable changes to such proposed press release, announcement or statement as such changes may be timely requested by the non-issuing Party, provided, however, the Party proposing such press release, announcement or statement may include in any press release without notice any information previously reported in compliance with this Section 9.2 by the Party proposing such press release or announcement. Except to the extent otherwise required under Legal Requirements, a Party shall not, without the consent of the other Party, issue any such press release, announcement or statement that implies or infers that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in any such press release, announcement or statement.

ARTICLE X
Indemnification and Survival of Representations and Warranties

10.1 Indemnification by Seller.  From and after Closing, and subject to the limitations set forth below, Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective officers and directors, employees, agents and representatives from and against any and all Losses arising out of or resulting from:

 (a) any representations and warranties made by Seller in this Agreement not being true and accurate as of the date of this Agreement or as of Closing; and

 (b) any failure by Seller to perform any of its covenants, agreements or obligations in this Agreement.

10.2 Indemnification by Buyer.  From and after Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and officers and directors, employees, agents and representatives from and against any and all Losses arising out of or resulting from:

 (a) any representations and warranties made by Buyer or Buyer Guarantor in this Agreement not being true and accurate when made or as of Closing;

 (b) any failure by Buyer or by Buyer Guarantor to perform any of its covenants, agreements or obligations in this Agreement;

(c) the Buyer's operations on the Project, whether conducted by Buyer or any other party, including under applicable environmental legislation, except for any Loss which is caused by or attributable to Seller's willful misconduct or gross negligence.

10.3 Survival.  The representations and warranties set forth in Sections 3.1(a), (b), (c),(d) and (f) and in Sections 3.2(a), (b) and (c) and shall survive Closing indefinitely. All other representations and warranties of the Parties in this Agreement shall survive Closing for a period of twelve months from the date of this Agreement.. Section 4.2 shall survive Closing for the period set forth therein.

10.4 Procedure for Indemnified Third Party Claim.

 (a) Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion by a third party or the commencement of any Litigation by a third party with respect to any matter referred to in Sections 10.1 or 10.2, the Indemnitee shall give written notice thereof to Seller, if the Indemnitee is Buyer, or Buyer, if the Indemnitee is Seller (in either case, the "Indemnitor"), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.

 (b) If any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation).

 (c) If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved reasonably by the Indemnitee.

10.5 Payment of Indemnification Amounts.  Amounts payable pursuant to Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the rate of three percent (3.0%) per annum from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

10.6 Other Indemnification.  The provisions of Section 10.4 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Section 10.4 to Sections 10.1 and 10.2 shall be deemed to be references to such other provisions.

ARTICLE XI
Miscellaneous Provisions

11.1 Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall pay its own expenses, and the fees and expenses of its counsel, accountants and other experts, in connection with the negotiation, execution and delivery of this Agreement.

11.2 Brokerage.

 (a) Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by Seller of, or services rendered to Seller by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

 (b) Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by Buyer of, or services rendered to Buyer by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

11.3 Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking the action of compliance with any representation, warranty, covenant or agreement herein.  The waiver by any Party of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.4 Notices.  All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any shall be in writing, and shall be given (a) by personal delivery to the applicable Party, or (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (c) by registered or certified mail return receipt requested, at the addresses set forth below:

 To Buyer or Buyer Guarantor:

District Metals Corp.
907 - 1030 West Georgia Street

Vancouver, British Columbia, V6E 2Y3

Attention: Garrett Ainsworth, President and CEO

Email: gainsworth@districtmetals.com

To Seller or Seller Guarantor:

Viad Royalties AB
c/o Nordfors Consulting AB
S:t Eriksgatan 117, plan 4
113 43 Stockholm
Sweden
Attention: Eric Jensen, General Manager, Exploration
Email:  ejensen@emxroyalty.com

With a copy to:

EMX Royalty Corporation
501-543 Granville Street
Vancouver, British Columbia V6C 1X8
Attention: President and CEO
Email: corporate@emxroyalty.com

All notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt.  A Party may change its address by notice to the other Party.

11.5 Entire Agreement; Amendments.  This Agreement embodies the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto including the Original Purchase Agreement and the Letter Agreement.  This Agreement may not be modified orally, but only by an agreement in writing signed by the Party against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

11.6 Binding Effect; No Assignment.  This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns.  Prior to the end of the Anti-Dilution Period, no Party shall assign this Agreement or delegate any of its rights or duties hereunder to any other Person without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Upon and from the end of the Anti-Dilution Period either Party may assign this Agreement without the consent of the other Parties provided that in the case of an assignment by the Buyer and Buyer Guarantor prior to satisfaction of the Expenditure obligations in sections 8.5(a) and (d), the assignee agrees to be bound by the terms of this Agreement.

11.7 Headings, Schedules, and Exhibits.  The section and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.  Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

11.8 Counterparts and Electronic Transmission.  This Agreement may be executed in several counterparts and delivered by electronic transmission, and each counterpart, when executed, shall be deemed to be an original and all of such counterparts so delivered shall constitute one and the same instrument.

11.9 Governing Law.  The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of British Columbia, Canada, without giving effect to the principles of conflicts of law of such province.

11.10 Dispute Resolution.  Each Party hereto agrees and consents to be subject to the exclusive jurisdiction of the courts sitting in Vancouver, British Columbia, Canada in any action seeking to enforce any provision of or based on any right arising under or relating to this Agreement.

11.11 Severability.  Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

11.12 Third Parties; Joint Ventures.  This Agreement constitutes an agreement solely among the Parties, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the Parties and their respective successors, or permitted assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.13 Construction.  This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

11.14 Time of the Essence.  Time is of the essence of this Agreement.

[Signatures on next page]

Buyer and Seller have executed this Agreement as of the date first written above.

DISTRICT METALS CORP.		VIAD ROYALTIES AB

By:	/s/ Garrett Ainsworth	By:	/s/ David M. Cole
Name:	Garrett Ainsworth	Name:	David M. Cole
Title:	President, CEO, Director	Title:	President & CEO

EMX ROYALTY CORP.		DISTRICT METALS AB

By:	/s /David M.Cole	By:	/s/ Garrett Ainsworth
Name:	David M.Cole	Name:	Garrett Ainsworth
Title:	President & CEO	Title:	LeadDirector

EXHIBIT A

TOMTEBO PROJECT

Corner	Easting	Northing
A	545466.59	6704132.79
B	545588.78	6703445.78
C	546254.6	6705092.15
D	547060.35	6704602.17
E	548664.57	6703528.47
F	549329.81	6706059.53
G	550219	6703495.39
H	550341.36	6706071.92
I	551856.11	6706075.08
J	551889.19	6704768.7
K	537037.85	6696696.32
L	539067.62	6698883.95
M	539125.96	6697807.08
N	539130.34	6696006.28
O	539924.87	6695508.92
P	540554.08	6697924.52
Q	540572.97	6695991.8
R	541591.75	6700328.58
S	544417.07	6704119.94
T	545576.38	6698852.2

525000
530000
535000
540000
545000
550000
555000
560000
6715000
6710000
6705000
6700000
6695000
6690000
Nyberget nr 101
Tomtebo nr 203
Tomtebo nr 201
EMX ROYALTYCORP
THE ROYALTY GENERATOR
License Points
5 Km AOI
EMX_Licenses
EMX Royalty Corp., Property Locations
Projection: ETRS1989 UTM Zone 33N
Transverse Mercator
Note: Annotated UTM Coordinates and topographical maps are for general reference only
N
S
E
W
0
5 Km

EXHIBIT B

ADDITIONAL PROJECT

Trollberget nr 101
EMX ROYALTYCORP
THE ROYALTY GENERATOR
License Point
5 Km AOI
EMX License
EMX Royalty Corp., Property Locations
Projection: ETRS1989 UTM Zone 33N
Transverse Mercator
Note: Annotated UTM Coordinates and topographical maps are for general reference only
0
5 Km
N
S
W
E
Kårtäkt
Finngärdet
Blixbo
Logården
Ryggen
Fåtedsjön
Häglingen
Kadsby Fäbodar
HEDEMORA
FALUN
SÄTER
GÄVLEBORG LÄN
DALARNAS LÄN
DALARNAS COUNTY
GÄVLEBORG COUNTY
E16
545000
547500
550000
552500
555000
557500
560000
562500
6712500
6715000
6717500
6720000
6722500
6725000

Point	Easting	Northing
1	550569	6721459
2	553553	6720576
3	552916	6719930
4	552176	6719774
5	551131	6719834
6	550319	6720364

EXHIBIT C

ROYALTY INTEREST CONVEYANCE AND AGREEMENT
(Tomtebo and Trollberget Project)

This Royalty Interest Conveyance and Agreement (this "Instrument") dated as of the 29th day of June, 2020 (the "Royalty Date"), is from District Metals AB company identity no. 559255-0668, a company organized under the laws of Sweden ("Owner"), with an address of S:t Eriksgatan 117, plan 4, 113 43 Stockholm, Sweden and District Metals Corp., a company organized under the laws of British Columbia ("Owner Guarantor"), with an address of 907-1030 West Georgia Street, Vancouver, British Columbia to Viad Royalties AB, company identity no. 556786-3500, a company organized under the laws of Sweden  ("Royalty Holder"), with an address of S:t Eriksgatan 117, plan 4, 113 43 Stockholm, Sweden and District Metals Corp. (each, a "Party," and collectively, the "Parties").

Defined Terms

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

"Affiliate" means, with respect to a Person, any other Person which directly or indirectly controls, is Controlled by, or is under common Control with, that Person.

"After-Acquired Property" means any mining claim, lease, license or other mineral right, located wholly or partly within the Area of Interest.

"Allowable Deductions" means:

 (a) All costs, penalties, fees, expenses, charges, and deductions, including tolling charges or deductions, third-party representation expenses, metal losses, umpire charges, assaying, weighing and sampling charges, smelting costs, refining costs, other treatment charges and penalties for impurities, that are incurred by Owner related to the milling, smelting, refining or other processing of Products, but in the case of leaching or other solution mining or beneficiation methods excluding  all processing and recovery costs incurred at and beyond the point at which the leaching reagents are applied to the ore being treated (including the cost of leaching reagents);

 (b) Transportation Costs;

 (c) all sales and marketing costs and commissions actually incurred by Owner in selling or otherwise disposing of Products to an unaffiliated third party; and

 (d) all sales, production, extraction, net proceeds, use, gross receipts, and severance taxes, value added tax, excise, export, import and other taxes, custom duties, and other governmental charges, including without limitation mining taxes, crown royalties (which for certainty shall only be accounted for as an Allowable Deduction and not otherwise or also deducted from the amount due hereunder as a Royalty Payment) chargeable on proceeds, if any, payable by Owner with respect to the severance, production, removal, sale, import, export, transportation, or disposition of ore, concentrates, matte, refined metals, by-products, or other Products produced from the Properties, but excluding taxes based on net or gross income of Owner and its Affiliates, the value of the Properties and any value added or other taxes that are recoverable by Owner;

provided that if any of the foregoing are incurred to an Affiliate, they shall be charged as set forth in Section 10 below.

"Applicable Rate" means the one year London Interbank Offered Rate (LIBOR), as published by the Wall Street Journal or online at http://wsj.com/mdc/public/page/2_3020-moneyrate.html.  In the event that the one year LIBOR ceases to be published by the Wall Street Journal during the term of this Instrument, the Parties shall jointly agree to an alternative rate or publication generally accepted by the international banking community.

"Area of Interest" means the five-kilometre (5km) area around the outside boundaries of the Properties as set forth in Exhibit A hereto and the five-kilometre area around the outside of any After-Acquired Property, as agreed to by the Parties in writing upon each acquisition of After-Acquired Property.

"Average Metal Price" for any Calculation Period means:

 (a) in respect of copper, the arithmetic average of the "COMEX Spot Settlement Daily Price for Copper Futures (FINAL)" as published by CME Group on its website for every day of the Calculation Period on which the price of copper is quoted;

 (b) in respect of gold, the arithmetic average of the daily per ounce "LBMA Gold Price PM" in United States dollars for every day of the Calculation Period, as published by the London Bullion Market Association (and should that quotation cease, another similar quotation acceptable to the Parties acting reasonably);

 (c) in respect of silver, the arithmetic average of the daily per ounce price of silver in United States dollars for every day of the Calculation Period, as published by the London Bullion Market Association (and should that quotation cease, another similar quotation acceptable to the Parties acting reasonably);

 (d) in respect of other precious metals, the arithmetic average of the price per unit in United States dollars of the relevant metal as published by the London Bullion Market Association (and should that quotation cease, another similar quotation acceptable to the Parties acting reasonably) for every day of the Calculation Period on which the price of the metal is so quoted; and

 (e) in the case of all other minerals, the arithmetic average price per unit in United States dollars for the relevant mineral as quoted by Fastmarkets MB (previously known as "Metal Bulletin") for every day of the Calculation Period on which the price of the mineral is so quoted.  If the individual metal is not quoted by Fastmarkets MB then such price as is published by the London Metal Exchange, and should both quotations cease the Parties will agree on a single publication or source for the determination of the Average Metal Price for such metal.

"Calculation Period" means a calendar quarter.

"Commencement of Commercial Production" means mining on a commercial basis which is deemed to have occurred: (a)              if a mill is located on the Properties, the last day of a period of sixty (60) consecutive days in which, for not less than forty-five (45) days of such period, the mill processed ore from the Properties at not less than sixty percent (60%) of its initial rated capacity; and; (b)  if no mill is located on the Properties, the last day of a period of forty-five (45) consecutive days during which ore has been shipped from the Properties on a reasonably regular basis for the purpose of earning revenues; and shall not mean mining for testing purposes, bulk sampling and no period of time during which milling operations are undertaken by a pilot plant or as initial tune-up.

"Control" means possession, directly or indirectly, of the power to direct or cause the direction of management and policies whether through direct or indirect ownership of voting securities or voting interest by contract or otherwise.

"Encumbrance" means any mortgage, deed of trust, security interest, pledge, charge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other similar burden.

"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Force Majeure Event" means an event or cause beyond the control of Owner (except those caused by its own lack of funds) including, but not limited to adverse weather conditions, environmental or native land claims protests or blockages, war, insurrection or other acts against a lawfully appointed or elected governing body, acts of God, fire, flood, earthquake, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted Governmental Authority, unreasonable or unusually long delays in the granting or issuance of any necessary permits, licenses or consents applied for in advance of the planned activity requiring the permit, license or consent or non-availability of labor, equipment, materials or transportation.

"Governmental Authority" means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

"Governmental Fees" means all application fees, rental fees, maintenance payments, license payments, recording or filing fees and other payments required by Law to be paid to any Governmental Authority to apply for, maintain, extend or renew any Licenses;.

"Hedging Transactions" means any commodity futures trading, option trading, metals trading, metal loans, and any other similar hedging transactions or any combination thereof.

"Laws" means in respect of any Party, all laws, including all statutes, codes, ordinances, decrees, rules, regulations, communiqués and administrative decisions of any Governmental Authority, applicable to that Party.

"Licenses" means (i) the licenses and permits listed in Exhibit A; and (ii) the licences and permits comprising any After-Acquired Property; and (iii) all licences and permits issued in extension, renewal, substitution, and/or replacement of the licenses and permits referred to as items (i) and (ii).

"Mining Law" means the Swedish Minerals Act of 1991 and all regulations relating thereto.

"NI 43-101" means National Instrument 43-101, "Standards of Disclosure for Mineral Projects" published by the Canadian Securities Administrators, as amended from time to time.

"Permitted Encumbrance" means, with respect to any Properties, (a) the governmental royalties payable with respect to Products from the Properties as provided by the Mining Law; (b) mechanic's, materialmen's or similar Encumbrances if payment of the obligation is not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (c) Encumbrances for Taxes, assessments, obligations under workers' compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or if overdue is being contested in good faith by appropriate proceedings, (d) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the Properties or the  use of the Properties, (e) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Properties, (ii) obligations or duties to any Governmental Authority with respect to any permits and the rights reserved or vested in any Governmental Authority to terminate any such permits or to condemn or expropriate any property, and (iii) zoning or other land use or Environmental Laws of any Governmental Authority,;  (f) Encumbrances arising under or permitted by this Instrument, including the Royalty; and (g) Encumbrances existing on the date hereof .

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

"Production Returns" means for any Calculation Period:

(a) the gross proceeds received by or credited to the account of Owner from the sale of Products prior to costs, charges, deductions and penalties taken by the purchaser of the Products; or

(b) if the account of Owner is credited with Products delivered in kind, the number of ounces of Products so credited to Owner during the relevant time period multiplied by the applicable Average Metal Price; or

(c) if the Products are not sold or otherwise disposed of in an arm's length transaction, the Average Metal Price of such Products; or

(d) if the Products are held in inventory and unsold for longer than (i) 90 days in the case of dore, refined gold and refined silver; and (ii) 180 days in the case of other Products that have been processed and are in a form that is readily saleable, such Products shall be deemed sold at the Average Metal Price of such Products on the last day of the month in which such 90 or 180 day period expires;

in each case, LESS Allowable Deductions.

"Products" means all marketable mineral products that are mined, extracted, removed, produced or otherwise recovered from the Properties, whether in the form of ore, concentrates, refined metals or any other beneficiated or derivative product, and including any marketable mineral products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Properties.

"Properties" has the meaning set forth in Section 1 below.

"Royalty" has the meaning set forth in Section 1 below.

"Transportation Costs" means all costs of road, sea and rail freight, transportation, security and incidental costs incurred between the outer boundary of, or adjacent to, the Properties and the point of delivery of the Products into a smelter, refinery or facility for the processing of intermediary products including concentrates, smelter matte and base metal matte ("Refinery"), the costs of transportation of the Products between Refineries and from the Refinery to the final point of sale (including, without limitation, loading, packaging, freight, insurance, security, transportation taxes, handling, port, demurrage, shipping, delay, storage, forwarding, customs and customs clearance, import or export duties and permit costs, and related administration expenses, incurred by reason of, or in the course of, such transportation), but excluding any such costs incurred prior to the time Products have been concentrated in a mill or other form of beneficiation plant prior to smelting and refining.

Conveyance and Agreement

1. Conveyance of Royalty and Option to Reduce Royalty.

(a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver to Royalty Holder a royalty interest of 2.5% of the Production Returns (the "Royalty") in, to and burdening the following:

The properties described in Exhibit A hereto, and any and all After-Acquired Property (collectively, the "Properties").

(b) As set forth herein, Owner shall have the option to purchase a total of a one-half percent (.5)% of the Royalty from Royalty Holder leaving Royalty Holder with a 2.0% Royalty.  Owner may exercise its option to purchase the .5% Royalty interest by providing written notice ("Exercise Notice") and payment of CDN$2,000,000 to Royalty Holder on or before the sixth (6th) anniversary of the Royalty Date. The Parties shall make diligent efforts to close the conveyance of the purchased Royalty interest within thirty (30) days of receipt by Royalty Holder of the Exercise Notice.

2. Annual Advance Royalties.

 (a) Amounts and Timing.  In addition to the foregoing and subject to the provisions of Section 2(e) below, beginning on the third (3rd) anniversary of the Royalty Date, Owner shall pay Royalty Holder annual advance minimum royalties ("Annual Advance Royalties") of CDN$25,000. The amount of the Annual Advanced Royalty payment shall increase by ten thousand dollars (CDN$10,000) each year and shall be payable on or before each anniversary of the Royalty Date, provided that such Annual Advanced Royalty payments will not exceed CDN$75,000 per year.

Annual Advance Royalties shall be the minimum amount payable each year of this Instrument.  In the event the Royalty paid in any year is less than the Annual Advance Royalties for that year, the Owner shall pay the Royalty Holder the difference by wire transfer to an account designated by Royalty Holder. All Annual Advance Royalties paid by Owner to Royalty Holder shall constitute prepayment of and advance against Royalty payments thereafter accruing to Royalty Holder during the term of this Instrument, to be set off as provided in Section 2(c).

 (b) Set-Off.  Annual Advance Royalties paid under this Section 2 will be set off against 80% of the Royalty as each payment of Royalty comes due under this Instrument.  The obligation to make payments of Annual Advance Royalties shall not be suspended by a Force Majeure Event, and such payments shall be made regardless of whether Owner conducts exploration, development, or other operations on the Properties.  Owner shall make all payments of Annual Advance Royalties by wire transfer in immediately available funds to the account designated by Royalty Holder in writing to Owner.

 (c) Default in Payment.  Delinquent payments of Annual Advance Royalties shall bear interest at the Applicable Rate plus 5%, commencing on the due date, compounding and calculated daily until paid.  For the purposes of this paragraph, the determination of the Applicable Rate shall be made as of the date on which such payment was due. The Owner shall be deemed to be in default of its obligation to make an Annual Advance Royalty payment upon failing to do so on or before the day that is 60 days after the due date therefor and provided Royalty Holder has provided Owner with written notice thereof.

 (d) Security.  The  payment of the Annual Advance Royalties by Owner and the Owner Guarantorwill be secured by a pledge of all issued and outstanding securities of the Owner. Royalty Holder agrees to subordinate any such security, on terms and conditions satisfactory to Royalty Holder, acting reasonably, to the security interests of lenders or financiers that specifically require priority and that are providing project financing in respect of the development of the Properties.

3. Payment of the Royalty.

 (a) Payments and Statements.  All Royalty payments, including provisional payments, will be calculated and paid, for each Calculation Period or part thereof, during the term of this Instrument, on or before the 20th day following each Calculation Period.  Each such quarterly Royalty payment to the Royalty Holder shall be accompanied by a statement showing the manner in which the payment was calculated, including:

(i) the quantity of  of Products sold or deemed to have been sold  with respect to such Calculation Period and the amount of proceeds received for such Products for such Calculation Period;

(ii) the quantities of Products credited to the account of the Royalty Holder during such Calculation Period;

(iii) the Average Metal Price for the Products sold or deemed to have been sold  or credited to the account of the Royalty Holder, as the case may be;

(iv) the calculation of the applicable Production Returns; and

(v) if any commingling, as contemplated in Section 7, has occurred, a detailed summary of the determination by Owner of the quantity of Products commingled in accordance with Section 7.

Each quarterly Royalty payment shall be subject to adjustment, as provided in Section 3(e) below, and such adjustment, if any, will be reflected in the next quarterly Royalty payment and reflected in the final report for the year is issued as specified in Section 3(f) below.  Each quarterly Royalty payment shall be paid by Owner to the Royalty Holder in Canadian dollars in same day funds to such account at such bank as Royalty Holder shall designate to Owner.

 (b) Right to Take in Kind.  From and after the Commencement of Commercial Production, the Royalty Holder may elect to receive the Royalty on gold and silver in kind by physical delivery of gold and/or silver bullion for any payment hereunder, by notifying Owner of its election on or before December 1 in the preceding calendar year.  An election by the Royalty Holder to receive the Royalty in kind shall be irrevocable for the calendar year for which it is made.  Failure of the Royalty Holder to notify Owner by December 1 of its election to take the Royalty in kind shall be deemed a waiver by the Royalty Holder of all rights to take the Royalty in kind during the following calendar year.  Owner shall provide at least 15 days' prior notice to the Royalty Holder of the name and location of the refinery and the date or dates on which the bullion will be delivered and Royalty Holder shall open an account with such refinery. If the Royalty Holder elects to take in kind, the Owner shall deliver written instructions to the refinery, with a copy to Royalty Holder, directing the refinery to deliver the number of ounces of gold or silver bullion for which the Royalty is due in respect of the relevant period by crediting such amount to the Royalty Holder's account. . If the Royalty Holder desires Owner to deliver the bullion to it at a place other than the place of refining, the Royalty Holder shall reimburse Owner for the costs incurred by Owner in making such delivery, which costs include transportation and insurance. If and to the extent the Royalty is paid in kind and does not reflect the Allowable Deductions that are incurred and deductible in calculating the Royalty under this Instrument, then the Royalty Holder shall remit to the Owner the full amount of such Allowable Deductions.  Such costs and/or Allowable Deductions shall be payable by the Royalty Holder to Owner within 15 days of receipt by the Royalty Holder of Owner's invoice.  If the Royalty Holder fails or refuses to pay such costs and/or Allowable Deductions, Owner shall have a security interest in and may deduct such defaulted costs and charges from any future Royalty payments due to the Royalty Holder. Title to the bullion delivered to the Royalty Holder under this Instrument shall pass to the Royalty Holder at the time such bullion is credited to the Royalty Holder at the refinery or other location directed by the Royalty Holder.

 (c) Deductions.  All Royalty payments will be made subject to withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges or mandatory withholding of whatever nature imposed or levied on the Royalty payment by or on behalf of any Governmental Authority having power and jurisdiction to do so and for which Owner is obligated by Law to withhold or deduct and remit to such Governmental Authority.  Owner shall set out in the statements referred to in Sections 3(a) and 3(f), any amounts so withheld.

 (d) Provisional Payments.  If Production Returns are received on a provisional basis, the Production Returns shall be calculated based on provisional payments received by or credited to the account of Owner at the time for payment and provisionally paid, and an adjustment shall be made on the next quarterly Royalty payment based upon final Production Returns for such Calculation Period.

 (e) Adjustments.  Each quarterly payment or provisional payment may be adjusted to reflect:

(i) any adjustments to charges, costs, deductions or expenses imposed upon or incurred by Owner but not taken into account in determining previous Royalty payments;

(ii) any adjustments in the number of appropriate units of measurement of Products produced by Owner, or previously credited to Owner by a smelter, refiner or bona fide third party purchaser of Products sold or otherwise disposed of by Owner; and

(iii) any amounts qualifying as Allowable Deductions that have not otherwise been credited against or deducted from previous Royalty payments;

which adjustments shall be specified in the statement accompanying each such payment in accordance with Section 3.

 (f) Annual Final Report.  Within 90 days after the end of each calendar year, Owner shall deliver or cause to be delivered to the Royalty Holder a final report for the preceding year, showing in reasonable detail the calculation of the Royalty payable to the Royalty Holder for the prior year and all adjustments thereto.  With the delivery of such final report, Owner shall, if applicable, make such additional Royalty payment as may be required by the report.  If such report indicates that the Royalty Holder has been overpaid in respect of the Royalty due to the Royalty Holder, then the excess shall be deducted from the next Royalty payment owed or, if any temporary or permanent cessation of production has occurred, the Royalty Holder shall repay the excess within 15 days of the annual report.

4. Maintenance of Books and Records.  All books and records used by Owner to calculate the Royalty due hereunder shall be kept in accordance with generally accepted accounting principles varied only by the specific provisions hereof.  Owner shall maintain up-to-date and complete records of the production and sale or other disposition of all Products.  If treatment, smelting or refining of Products is performed off the Properties, accounts records, statements and returns relating to such treatment, smelting and refining arrangements shall be maintained by Owner.

5. Objection Procedure.

 (a) Objections.  All payments of the Royalty described in or made pursuant to the annual final report that is described in Section 3(f) shall be considered final and in full satisfaction of all obligations of Owner with respect thereto, unless the Royalty Holder gives Owner notice describing and setting forth a specific objection to the calculation thereof within 90 days after receipt by the Royalty Holder of such report.  Failure on the part of the Royalty Holder to make a claim on Owner for adjustment in such 90-day period shall constitute Royalty Holder's acceptance of the annual final report and preclude the filing of objections thereto or making of claims for adjustment thereon by the Royalty Holder.  If the Royalty Holder objects to the final report or a particular statement delivered hereunder, the Royalty Holder shall, for a period of 90 days after Owner's receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the report or Royalty payment in question audited by a firm of chartered or certified public accountants acceptable to the Royalty Holder and to Owner.  The audit right may not be invoked more than once in any calendar year.

 (b) Deficiency or Excess Payment.  If by agreement of the Parties, by court decision or pursuant to an audit, it is determined that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess shall be resolved by adjusting the next Royalty payment due hereunder, provided that if any temporary or permanent closure has occurred, any such payment shall be made no later than 15 days following the determination of the Royalty as set out above to Owner or the Royalty Holder, as applicable.

 (c) Audit Costs.  If an audit has been required, the Royalty Holder shall pay all costs of such audit unless a deficiency of 5% or more of the amount due is determined to exist in which event Owner shall pay the costs of such audit.

6. Operations; Technical Data; Reporting; Right of Access.  Owner shall at all times during the term of this Instrument:

 (a) conduct its work program in accordance with sound mining exploration industry standards, and all applicable laws, rules, regulations and orders applicable to the Properties, and any permits, consents or authorizations obtained, granted or issued with respect to activities on or with respect to the Properties; and conduct all the geological work (including sampling, mapping, geochemistry, geophysics, drilling and other exploration, pre-feasibility and feasibility study work) in accordance with the standards required under the applicable legal and geotechnical reporting requirements applicable to Owner, whether that be NI 43-101, United States SEC Industry Guide 7 or the Australasian Code for Reporting of Exploration Result, Mineral Resources and Ore Reserves (or successor requirements);

(b) maintain, or cause to be maintained with insurance companies believed by the Owner, acting reasonably, to be financially sound and reputable, during any period in which active work is carried out hereunder, property, liability, business interruption, construction and other insurance covering Owner and its assets and operations on the Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mineral projects or operations of similar size and scope in Sweden.

 (c) prepare and deliver to the Royalty Holder:

(i) an annual statement within 60 days of the Owner's fiscal year-end,  setting forth in respect of the preceding fiscal year, the total amount of exploration expenditures incurred on the Properties, results of completed exploration activities and copies of all drill results and underlying geological, geochemical and geophysical reports;

 (ii) copies of all quarterly customary operational (including environmental, social and health and safety matters) and exploration reports (which shall include drill results) prepared by the Owner for internal purposes, provided within 60 days after the end of each fiscal quarter;

 (iii) after Commencement of Commercial Production, an annual statement within 60 days of the Owner's fiscal year-end, reporting the estimated mineral reserves as of the preceding fiscal year end, the amount of estimated mineral reserves depleted in that fiscal year as a result of production, and the amount of estimated mineral reserves added to, or reduced from, the mineral reserves as estimated as at the fiscal year end of the year preceding the most recently completed fiscal year;

 (iv) an annual budget and report forecasting mineral exploration, development and production during the next twelve months together with the current mine operating plan.

With respect to item (iv) above, the Owner does not make and will not make any representations or warranty as to the accuracy, reliability or completeness of that information, and the Royalty Holder shall rely on the same at its own risk.  The Parties agree that the Owner shall have no obligation to comply with or abide by any of the forecasts or schedules included in such information and the Owner shall not have liability to the Royalty Holder or any third party with respect to any failure to do so.

 (d) Permit the Royalty Holder and its representatives duly authorized in writing, not more than four (4) time per fiscal year, at their own risk and expense, upon reasonable notice, to (A) gain access to the Properties including all drill materials,  drill core and drill chips produced by or on behalf of Owner from the Properties, (B) gain access to all books and records and all data prepared by Owner relevant to the calculation and payment of the Royalty pursuant to this Instrument including all sampling, assay, weighing and production, mining, stockpile and milling records, and (C)  sample and inspect all Products produced from the Properties, provided that in exercising such rights Royalty Holder will not unreasonably interfere with the activities of Owner.

(e) Royalty Holder will indemnify and save harmless Owner and its directors, officers, employees and agents from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of Royalty Holder or its representatives in connection with their access to the Properties and the records of Owner under  Section 6(d), including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom.

 (f) To the extent permitted under any contract with a smelter or refinery with respect to the Products, permit the Royalty Holder to be present or to be represented at any smelter, refinery or other processing facility at which the weighing, sampling and assaying of metals and the calculation of the Royalty will be determined.

 (g) Keep the Properties free and clear of all Encumbrances other than Permitted Encumbrances and proceed with all reasonable diligence to contest or discharge any Encumbrance that is not a Permitted Encumbrance, unless the Person in whose favour the Encumbrance exists shall have first delivered to the Royalty Holdera written acknowledgement, of (i) the existence of the Royalty in accordance with the terms of this Instrument and subject to Section 2(d), (ii) the priority of the Royalty and the rights of the Royalty Holder over the Encumbrance and the rights of such Person thereunder; and (iii)  if such Person enforces or realizes on a security interest  in all or any part of the Property, not permit, seek to effect or consent to the direct or indirect Transfer of all or a portion of the Properties other than in compliance with Section 13.

(h) Notwithstanding the foregoing, it is hereby agreed and acknowledged that (a) all decisions concerning methods, the extent, times, procedures and techniques of any exploration, construction, development and mining operations related to the Properties and decisions concerning the temporary or long term cessation of operations related to the Properties shall be made by Owner in its sole and absolute discretion; and (b) there are no implied covenants or duties relating to or affecting any of its rights or obligations under this Instrument, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

7. Commingling.

 (a)  Subject to Section 7(b) below, Owner shall be entitled to commingle Products from the Properties with products from any other Properties owned or leased by Owner ("Other Minerals").

 (b) Before any Products are commingled with Other Minerals, as contemplated above, the Products shall be measured and sampled in accordance with standard mining and metallurgical practices.  Representative samples of the Products shall be retained by Owner and assays and appropriate analyses of these samples shall be made before commingling to determine mineral values, recoverability factors, moisture and other appropriate content of the Products.  From this information, Owner shall determine the quantity of the Products subject to the Royalty notwithstanding that the Products have been commingled with Other Minerals.  Absent objection made by the Royalty Holder, or if a dispute in respect of which such information is relevant has not been finally determined, Owner may dispose of the materials and data required to be produced and kept by this Section 7(b) after a period of 36 months from the date such materials and data are produced.

8. Stockpiling.  Owner shall be entitled to temporarily stockpile, store or place Products (including ores) produced from the Properties, in any locations owned, leased or otherwise controlled by Owner, or a processor, or shipper or vendor of Products, on or off the Properties, provided the same are appropriately identified and secured from loss, theft, tampering and contamination.

9. Tailings and Waste Products.  All tailings or other waste products resulting from the mining, milling, smelting or other processing of ores derived from the Properties from and after the date of this Instrument shall be the sole and exclusive property and responsibility of Owner, but shall be subject to the Royalty and the terms hereof, including the provisions in respect of commingling, if such tailings or other waste products are processed by or on behalf of the Owner in the future resulting in the sale of Products.

10. Arm's Length Provision.  If smelting, refining, minting or further processing is carried out in facilities owned or controlled by Owner or an Affiliate of Owner, charges, costs and penalties for such operations, including transportation, shall mean actual charges costs and penalties incurred by Owner or its Affiliate, but in no event greater than the arm's length costs of such smelting, refining, minting or further processing if performedby a non-Affiliate.

11. Hedging Transactions.  All profits, losses and expenses resulting from Owner engaging in Hedging Transactions are specifically excluded from calculations of Production Returns and Royalty payments pursuant hereto.  All Hedging Transactions shall be for Owner's sole account and shall not affect the calculation and payment to the Royalty Holder which shall be calculated and paid in accordance with the provisions hereof without regard for any Hedging Transactions.

12. Assignment by Royalty Holder.  Royalty Holder may convey or assign all or part of the Royalty payable, provided that such conveyance or assignment will not be effective against Owner until the assignee has delivered to Owner a written undertaking whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Instrument.

13. Assignment by Owner.  Provided the Owner is not then in default under Section 2(c) hereof, Owner may transfer, sell, assign or otherwise dispose of all or any portion of its interest in the Properties provided that: (a) the purchaser has delivered to Royalty Holder a written undertaking, agreeing to be bound, to the extent of the interest disposed of, by all of the terms and conditions of this Instrument including the Area of Interest provisions hereof; and (b) in the case of any transfer, sale, assignment or other disposition prior to completion and public announcement of a "feasibility study" by Owner (as such term is defined in NI 43-101), provided Purchaser or assignee has at least the same or greater financial and technical capabilities as the Owner in the sole, but reasonable discretion of the Royalty Holder.  Any purported transfer, sale, assignment or other disposition that does not meet the criteria of this Section 13 (including for certainty any purported transfer, sale, assignment or other disposition  made while the Owner is in default under Section 2(c) hereof) shall be null and void.  Upon any transfer, sale, assignment or other disposition in compliance with this Section 13, , the Owner shall be released from all obligations under this Instrument other than any liabilities arising in respect of the period prior to such transfer, sale, assignment or other disposition.

14. Royalty Runs with the Land.  Owner and Royalty Holder intend and agree that the Royalty shall be an interest in real property that shall burden and run with the Properties and shall constitute a property interest of Royalty Holder that shall survive any bankruptcy or insolvency of Owner.  Owner will (and will cause any Affiliate to), upon request, sign and deliver to Royalty Holder, and Royalty Holder may register or otherwise record against titles to the Licenses and the Properties, the form of notice or other document or documents as Royalty Holder may reasonably request, to give notice of the existence of the Royalty to third parties, to secure payment of the Royalty and to protect Royalty Holder's right to receive the Royalty as contemplated herein.

15. Rule Against Perpetuities.  In the event a court of competent jurisdiction determines that any provision of this Instrument violates the statutory or common law rule against perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the rule against perpetuities and this Instrument shall not be terminated solely as a result of a violation of the rule against perpetuities.

16. Inurement.  This Instrument binds and inures to the benefit of Owner and Royalty Holder and their respective successors and assigns.

17. Further Assurances. Owner agrees to execute and deliver such instruments as Royalty Holder may request from time to time to give effect to the provisions of this Instrument and which shall be deemed to include all instruments as is necessary to give effect to the grant of security contemplated by Section 2(d).

18. After-Acquired Property.

 (a) If at any time after the Royalty Date, Owner or an Affiliate of Owner acquires directly or indirectly or pursuant to any third party agreement, any After-Acquired Property, Owner will promptly give notice to Royalty Holder and such After-Acquired Property shall form a part of the Properties for all purposes of this Instrument, and Owner shall execute and deliver such instruments as Royalty Holder may request from time to time to reflect Royalty Holder's royalty interest in respect of such After-Acquired Property (including amendments to this Instrument or additional confirmatory deeds of such After-Acquired Property in the form of this Instrument).

 (b) If at any time after the Royalty Date, Royalty Holder or an Affiliate of Royalty Holder ("Acquiring Party") acquires directly or indirectly or pursuant to any third party agreement, any After-Acquired Property, then the Acquiring Party shall promptly disclose the acquisition to Owner by notice in writing setting out the nature of such After-Acquired Property together with all information known by Acquiring Party about such After-Acquired Property, the Acquiring Party's acquisition costs and all other details relating to such After-Acquired Property ("AAP Notice").

 (c) At any time within sixty (60) days after Owner has been given the AAP Notice in accordance with Section 18(b), Owner may by notice in writing to the Acquiring Party elect to make the After-Acquired Property part of the Properties and subject to this Instrument.  Unless the Acquiring Party and Owner otherwise expressly agree, if Owner elects to make the After-Acquired Property part of the Properties pursuant to this Section 18(c), then the Acquiring Party shall promptly thereafter do all things (including executing and if necessary delivering all documents) necessary or desirable to transfer or facilitate transfer of title to the After-Acquired Property to Owner. In exchange for the transfer of title to the After-Acquired Property to Owner, Owner shall grant the Royalty to the Royalty Holder in respect of such After-Acquired Property and Owner shall execute and deliver such instruments as Royalty Holder may request from time to time to reflect Royalty Holder's royalty interest in respect of such After-Acquired Property (including amendments to this Instrument or additional confirmatory deeds of such After-Acquired Property in the form of this Instrument).

 (d) If Owner elects to make the After-Acquired Property part of the Properties and to be subject to this Agreement pursuant to Section 18(c), then the After-Acquired Property shall form a part of the Properties for all purposes of this Agreement.

 (e) If Owner does not give notice in writing to the Acquiring Party electing to make the After-Acquired Property part of the Properties and to be subject to this Instrument within the sixty (60) day period referred to in Section 18(c), then Owner shall not have any interest in the After-Acquired Property and the After-Acquired Property shall not be a part of the Properties or otherwise be subject to this Agreement.

19. Governmental Forms.  Separate governmental form assignments of the Royalty may be executed on officially approved forms by Owner to Royalty Holder, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those assignments shall be deemed to contain all of the terms hereof.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein.

20.  Counterparts and Electronic Transmission.  This Instrument may be executed in several counterparts and by electronic transmission, and each such counterpart shall be deemed to be an original and all of such counterparts together shall constitute one and the same instrument.

21. Indemnity from Owner.  In no event shall Royalty Holder, as owner of the Royalty, be liable in any way for any costs or liabilities incurred by Owner attributable to the Properties.  SUBJECT TO SECTION 6(e) OF THIS AGREEMENT, OWNER HEREBY COVENANTS AND AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD ROYALTY HOLDER, ITS AFFILIATES, AND DIRECTORS, OFFICERS, AGENTS, AND ATTORNEYS (EACH, AN "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES OR CLAIMS ASSERTED AGAINST ROYALTY HOLDER  FOR DAMAGES FOR ANY INJURY TO PERSONS OR PROPERTY, ENVIRONMENTAL SPILL, RELEASE OR CONTAMINATION, OR VIOLATION OF LAW, RULE OR REGULATION, OCCASIONED BY, ARISING OUT OF, OR RESULTING FROM OPERATIONS ON THE PROPERTIES, OR IN CONNECTION THEREWITH, BY OWNER, ITS AGENTS, SERVANTS, EMPLOYEES AND INDEPENDENT CONTRACTORS EXCEPT FOR ANY LOSS WHICH IS CAUSED BY OR ATTRIBUTABLE TO ROYALTY HOLDER'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. WITHIN 30 DAYS AFTER ITS RECEIPT OF THE NOTICE OF THE CLAIM OR DEMAND, OWNER SHALL HAVE THE RIGHT BUT NOT THE OBLIGATION TO ASSUME CONTROL OF (SUBJECT TO THE RIGHT OF THE INDEMNIFIED PERSON TO PARTICIPATE AT THE INDEMNIFIED PERSON'S EXPENSE AND WITH COUNSEL OF THE INDEMNIFIED PERSON'S CHOICE), THE DEFENSE, COMPROMISE, OR SETTLEMENT OF THE MATTER, INCLUDING AT OWNER'S EXPENSE, THE EMPLOYMENT OF COUNSEL OF THE INDEMNIFIED PERSON'S CHOICE.

22. Severability.  Except as otherwise expressly stated herein, in the event any provision contained in this Instrument shall for any reason be held invalid, illegal or unenforceable by the arbitrators or a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Instrument.

23.  Currency.  Payments under this Instrument shall be in Canadian Dollars.

24. Modification.  This Instrument shall not be amended or modified except in writing signed by authorized signatories of each of the Parties.

25. Governing Law.  This Instrument shall be governed by and interpreted in accordance with the laws of British Columbia, except to the extent that the laws of the jurisdiction in which the Properties are located necessarily govern.

26. Dispute Resolution.

              (a) Any dispute, controversy or claim arising out of or relating to this Instrument, or the breach, termination or invalidity of it, or any deadlock or inability of the Parties to agree on a course of action to be taken hereunder, shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre in effect on the date hereof.

              (b) The arbitration shall be subject to the following:

 (i) the appointing authority will be the British Columbia International Commercial Arbitration Centre;

 (ii) the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules";

 (iii) the place of arbitration will be Vancouver, British Columbia; (the number of arbitrators will be one; and

 (iv) the language used in the arbitral proceeding will be English.

              (c) The arbitrator's fees will be paid by both Parties in equal parts during the course of the arbitration but upon final decision of the dispute, the Party not substantially prevailing will pay all costs and reimburse all arbitration costs, including the amounts paid by the substantially prevailing Party, subject to the contrary decision of the arbitrator.

27. Public Disclosure.  If the Royalty Holder, or its successors or assigns, at any is required to make, by securities legislation or applicable securities exchange requirements, public disclosure of information pertaining to the Royalty or the Properties and the exploration, development and production activities thereon, Owner shall provide, at the expense of the Royalty Holder, to the Royalty Holder in a timely fashion all such assistance and cooperation as the Royalty Holder may reasonably request to meet the requirements of NI 43-101, United States SEC Industry Guide 7 or similar reporting standards in other jurisdictions, or the requirements imposed by any applicable stock exchange, including without limitation provision of technical reports previously prepared by or for Owner, if available, by qualified persons addressed to the Royalty Holder, certificates and consents and access to data, documents and the Properties.

28. Confidentiality.

(a) Except as provided in Section 27 and Section 28(b), all information and data provided to the Royalty Holder under the terms of this Instrument shall not be disclosed by the Royalty Holder to any third party or the public without the prior written consent of the Owner, which consent shall not be unreasonably withheld.

(b) The consent required by Section 28(a) shall not apply to disclosure:

(i) by the Royalty Holder to a potential successor of all or any significant portion of its interests under this Instrument, or to a potential successor by consolidation or merger, or to a proposed joint venture or partnership in which the Royalty Holder may become a participating partner or venturer, provided such third party has first agreed to be bound by such confidentiality obligations as Royalty Holder would customarily require in the context of disclosure of its own confidential information;

(ii) to a prospective lender to which any portion of Royalty Holder's interest hereunder is proposed to be granted as security, provided such lender has first agreed to be bound by such confidentiality obligations as Royalty Holder would customarily require in the context of disclosure of its own confidential information;

(iii) to an Affiliate or representative that has a bona fide need to be informed (but subject to the obligations of confidentiality herein);

(iv) to a governmental agency or to the public which the Royalty Holder believes in good faith is required by applicable Law or the rules of any stock exchange;

(v) made in connection with litigation or arbitration involving a Party where such disclosure is required by the applicable tribunal or is, on the advice of counsel for such Party, necessary for the prosecution of the case, but subject to prior notification to the other Party to enable such Party to seek appropriate protective orders.

(c) Prior to any disclosure described in Subsections 28(b)(i) or (ii) above, such third party shall first agree to protect the confidential information from further disclosure to the same extent as the Parties are obligated under this Section 28.

29. Abandonment of License.

(a) Owner shall not relinquish or abandon all or any of the Licenses without complying with the provisions of this Section 29.  If Owner desires to relinquish or abandon all or any of the Properties, Owner shall deliver a written notice (the "Relinquishment Notice") to Royalty Holder of its intention to relinquish or abandon such Properties.  Within 30 days after delivery of the Relinquishment Notice, Royalty Owner shall either consent to such relinquishment or abandonment or make an election as set forth in Section 29(b).

(b) If (i) Owner delivers a Relinquishment Notice to Royalty Holder as set forth in Section 29(a) Royalty Holder shall have the right to demand that Owner transfer the Licenses, free of Encumbrances other than Permitted Encumbrances and for no further consideration (a "Transfer" for the purposes of this Section 29).  If Owner delivers a Relinquishment Notice to Royalty Holder as set forth in Section 29(a) with respect to less than all of the Properties, Royalty Holder shall only have the right to demand that Owner cause the Transfer to occur only with respect to the Properties proposed to be relinquished or abandoned and the Owner shall have no further obligations in respect of relinquished Properties.

(c) Within 10 days after receipt by Owner of the demand for Transfer described in Section 29(b), Owner shall:

(i)  have made all payments, performed all work and paid all exploration expenditures with respect to the Properties sufficient to keep the same in good standing, force and effect through the date of Transfer and for a period of six (6) months thereafter (the "Tail Period"); provided, however, that any payments, work and exploration expenditures to be made with respect to the Tail Period shall be in proportion that the Tail Period bears to the then-current annual work expenditure period required by the Properties and Law;

(ii) leave the Properties (A) free and clear of all Encumbrances, other than Permitted Encumbrances; (B) in a safe and orderly condition; and (C) in compliance with all reclamation obligations arising as a result of work on the Properties;

If Royalty Holder requests a Transfer of the Licenses pursuant to Section 29(b) then, in addition to complying with Section 29(c) above, Owner shall execute and deliver all instruments, and take all actions, necessary or reasonably requested by Royalty Holder to transfer the Properties to Royalty Holder or its designee(s).

30. Notices.  All notices, payments and other required communications to the Parties shall be in writing, and shall be given (a) by personal delivery to the applicable Party, or (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (c) by registered or certified mail return receipt requested, at the addresses set forth below:

if to the Owner:

District Metals AB
c/o Nordfors Consulting AB

S:t Eriksgatan 117, plan 4

113 43 Stockholm

Sweden

Attention: Garrett Ainsworth, Lead Executive Director

Email: [REDACTED - EMAIL ADDRESS]

With a copy to:

District Metals Corp.
907 - 1030 West Georgia Street

Vancouver, British Columbia, V6E 2Y3

Attention: Garrett Ainsworth, President and CEO

Email: gainsworth@districtmetals.com

if to the Royalty Holder:

Viad Royalties AB
c/o Nordfors Consulting AB
S:t Eriksgatan 117, plan 4
113 43 Stockholm
Sweden
Attention: Eric Jensen, General Manager, Exploration
Email:  ejensen@emxroyalty.com

With a copy to:

EMX Royalty Corporation
501-543 Granville Street
Vancouver, British Columbia V6C 1X8
Attention: President and CEO
Email: corporate@emxroyalty.com

All notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt.  A Party may change its address by notice to the other Party.

31. Time of Essence.  Time shall be of the essence in this Instrument.

32. Relationship of the Parties.  Nothing in this Instrument shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability or any fiduciary duty, obligation or liability to any other Party hereto.

34. Owner Guarantor.  Owner Guarantor does hereby covenant and agree that it shall cause Owner to comply with all of its obligations under this Agreement.  In such regard, Owner Guarantor unconditionally and irrevocably guarantees and agrees to jointly and severally liable with the Owner for, the due and punctual performance of all obligations, covenants and indemnities of the Owner arising under this Agreement, upon the terms and subject to the conditions of this Agreement.  The liability of Owner Guarantor under this section will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by the Royalty Holder or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of Owner Guarantor's obligations under this section. The liability of Owner Guarantor under this section will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Royalty Holder or the Owner in connection with any duties, obligations or liabilities of the Owner or Owner Guarantor or to the Royalty Holder. The Royalty Holder will not be bound or obligated to exhaust its recourse against the Owner or other persons or take any other action before being entitled to demand payment from Owner Guarantor under this section.

[Signatures on next page]

The Parties have executed this Instrument to be effective as of the Royalty Date.

DISTRICT METALS AB By:______________________________ Name:___________________________ Title:_____________________________ Date:_____________________________	VIAD ROYALTIES AB By:______________________________ Name:___________________________ Title:_____________________________ Date:_____________________________

EXHIBIT A

DESCRIPTION OF LICENSES AND PROPERTIES AND AREA OF INTEREST

(See attached)

EXHIBIT D

SHAREHOLDER RIGHTS AGREEMENT

THIS AGREEMENT is made as of the 29th day of June, 2020 (the "Effective Date")

BETWEEN:

DISTRICT METALS CORP.,

a corporation existing under the laws of the Province of British Columbia,

(the "Corporation"),

- and -

EMX ROYALTY CORP.

a corporation existing under the laws of a the Province of British Columbia,

(the "Shareholder").

WHEREAS pursuant to an amended and restated purchase and sale agreement dated June 29, 2020 between the Shareholder, Viad Royalties AB a wholly owned subsidiary of the Shareholder (the "Seller"), the Corporation and District Metals AB , a wholly-owned subsidiary of the Corporation (the "Buyer"), Buyer agreed to purchase (the "Acquisition"), from the Seller, all of the exploration licenses comprising the Tomtebo exploration project and the Trollberget Project, each in Sweden (the "Purchase and Sale Agreement")

AND WHEREAS in connection with, and as partial consideration for, the Acquisition, the Shareholder was issued an aggregate of 5,882,830 common shares of the Corporation (the "Common Shares") representing 9.9% of the then issued and outstanding Common Shares and the Corporation has agreed to grant certain rights to the Shareholder as set forth herein.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
GENERAL

1.1 Definitions

As used in this Agreement the following terms shall have the following respective meanings and grammatical variations of such terms shall have corresponding meanings:

"Affiliate" means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more Persons Controls, or is Controlled by, or is under common Control with, such specified Person;

"Agreement" means this shareholder rights agreement among the Corporation and the Shareholder, as amended from time to time in accordance with the terms hereof;

"Anti-Dilution Period" has the meaning ascribed to that term in the Purchase and Sale Agreement;

"Board" means the board of directors of the Corporation as it is constituted from time to time;

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in the Province of British Columbia;

"Control", "Controlled by" and "under common Control with", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

"Convertible Securities" means a security of the Corporation that is convertible or exercisable into or exchangeable for Common Shares;

"Exchange" means, as of the date hereof and for so long as the Common Shares are listed thereon, the TSX Venture Exchange and, thereafter any market or exchange upon which the Common Shares are then listed;

"Excluded New Securities" means Common Shares or Convertible Securities issued pursuant to any of the following:

(i) upon conversion of, or with respect to, convertible securities, including warrants and stock options, outstanding as of the date hereof;

(ii) pursuant to the acquisition of mining and related property interests or the acquisition of another resource corporation by Corporation by merger, asset purchase, take-over or other reorganization;

(iii) pursuant to compensation or incentive plans that have been approved by the shareholders of the Corporation and the Exchange, if such Exchange approval is required;

(iv) in connection with any stock split or subdivision, stock dividend, or recapitalization by Corporation in which all shareholders are recipients or affected equally;

(v) issued in payment or satisfaction of bona fide arm's length indebtedness or for services;

(vi)  issued as a bona fide commission or finder's fee (including bonus shares in respect of a loan to the Corporation);

(vii)  issued pursuant to any shareholder rights plan adopted by the Board;

(viii) issued upon conversion of Convertible Securities issued in compliance with Section 4.1 hereof, as applicable; or

(ix) issued in connection with a rights offering made available to all shareholders, including the Shareholder.

"Parties" means, collectively, the Corporation and the Shareholder;

"Permitted Assign" means any Affiliate of the Shareholder; and

"Person" means any individual, corporation or corporation with or without share capital, partnership, joint venture, association, trust, unincorporated organization, trustee, executor, administrator or other legal personal representative, governmental entity or entity however designated or constituted.

1.2 Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a) the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Shareholder Rights Agreement in its entirety and not to any particular provision hereof;

(b) references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section of this Agreement;

(c) the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e) the word "including" is deemed to mean "including without limitation";

(f) any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(g) all references to the Shareholder's percentage ownership of Common Shares shall be calculated on a non-diluted basis, except as otherwise provided in this Agreement, and shall include all Common Shares owned directly or indirectly by the Shareholder, including Common Shares beneficially owned by Affiliates of the Shareholder;

(h) any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i) whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3 Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated in Canadian dollars.

1.4 Time of Essence

Time shall be of the essence of this Agreement.

ARTICLE 2
DIRECTOR NOMINEE

2.1 Board Representation

(a) From and after the Effective Date and as long as the Shareholder owns in the aggregate of 9.9% or more of the issued and outstanding Common Shares (on a non-diluted basis), the Shareholder shall be entitled to designate one nominee to serve as a director of the Corporation (a "Shareholder Nominee") provided that he or she is qualified under applicable law, including the Exchange to act as a director of the Corporation. In the case of any proposed nomine who is not an officer, director or employee of the Shareholder or any Affiliate thereof such person must be acceptable to the Corporation acting reasonably. (For greater certainty, the Shareholder shall have the right but not the obligation to nominate a Shareholder Nominee.)

(b) The Shareholder Nominee shall not be entitled to any salary or other compensation from the Corporation for his or her service as a director of the Corporation.

(c) The Shareholder shall advise the Corporation of the identity of any Shareholder Nominee at least ten Business Days prior to the date on which proxy solicitation materials are to be mailed (as advised by the Corporation to the Shareholder) for purposes of any meeting of shareholders of the Corporation at which the election of directors to the Board is to be considered. If the Shareholder does not advise the Corporation of the identity of any such Shareholder Nominee prior to such deadline, then the Shareholder shall be deemed to have nominated its incumbent nominee. The Corporation shall advise the Shareholder of the mailing date of any such proxy solicitation materials at least 20 Business Days prior to such date.

(d) Notwithstanding anything herein to the contrary, if either any governmental authority or stock exchange or market, as applicable objects to the Shareholder Nominee, the Shareholder Nominee shall immediately resign as a director of the Corporation.

ARTICLE 3

3.1 Top-up Issuance

(a) Subject to Section 3.1(d), the Corporation agrees that from the Effective Date and until the expiry of the Anti-Dilution Period if the Shareholder's percentage ownership in the issued and outstanding Common Shares is reduced by more than 1.0% as a result of the issuance of Common for any reason (a "Top-Up Dilutive Event"), the Corporation will, within 10 days of such reduction, notify Shareholder of such reduction, and the Corporation will cause to be issued to Shareholder, that number of Common Shares as is necessary so that the Shareholder's maintains its percentage ownership of Common Shares immediately prior to the Top-Up Dilutive Event (on a non-diluted basis) after giving effect to the issuance of the Common Shares pursuant to the Top-Up Dilutive Event, for no additional consideration.

(b) Subject to Section 3.1(d), for greater clarity, Corporation shall not be required to issue any Common Shares pursuant to Section 3.1, unless and until Shareholder's percentage ownership changes by more than 1.0% except that concurrently with the expiration of the Anti-Dilution Period, the Corporation shall issue such number of Common Shares (if any) as would have been issued under Section 3.1(a), but for this Section 3.1(b), even if the change in Shareholder's percentage ownership is less than 1.0%.

(c) Any issuance of Common Shares pursuant to this Section 3.1 is subject to applicable stock exchange and regulatory approvals  (and any shareholder approval as may be required thereby), and Corporation will use its commercially reasonable efforts to make such filings or obtain such approvals as may be required.

(d) Notwithstanding anything herein to the contrary, the maximum number of Common Shares issuable under Sections 3.1(a) and (b) of this Agreement shall not exceed an aggregate of 3,000,000 Common Shares and EMX shall not , directly or indirectly, own, control or exercise control over more than 19.9% of the issued and outstanding voting or equity securities of the Corporation as a result of the issue Common Shares pursuant to this Section 3.1.

ARTICLE 4
PRE-EMPTIVE RIGHT

4.1 Pre-Emptive Right

(a) From the expiry of the Anti-Dilution Period and for as long as the Shareholder owns at least 5% of the issued and outstanding Common Shares, and upon an offering of Common Shares or Convertible Securities (other than Excluded New Securities) (a "Pre-Emptive Dilutive Event") the Corporation hereby grants to Shareholder, effective from the end of the Anti-Dilution Period, a pre-emptive right (the "Pre-Emptive Right") to purchase:

(i) in the case of an issuance of Common Shares, up to such number of Common Shares that will allow the Shareholder to maintain a percentage ownership interest in the issued and outstanding Common Shares, after giving effect to such Pre-Emptive Dilutive Event (but excluding any Excluded New Securities), that is the same as the percentage ownership interest that it had immediately prior to completion of such Pre-Emptive Dilutive Event; and

(ii) in the case of an issuance of Convertible Securities , up to such number of Convertible Securities that will (assuming, for all purposes of this Section 4.1(a)(ii), the conversion, exercise or exchange of all of the Convertible Securities issued in connection with the Pre-Emptive Dilutive Event and issuable pursuant to this Section 4.1) allow the Shareholder to maintain a percentage ownership interest in the issued and outstanding Common Shares, after giving effect to such Pre-Emptive Dilutive Event, that is the same as the percentage ownership interest that it had immediately prior to completion of such Pre-Emptive Dilutive Event, for the same price and on the same terms as such Common Shares and/or Convertible Securities are being issued under the Pre-Emptive Dilutive Event.

(b) The Pre-Emptive Right shall operate as follows:

(i) If Corporation proposes to undertake a Pre-Emptive Dilutive Event, it shall give written notice to the Shareholder of its intention, describing the Pre-Emptive Dilutive Event including the price and the general terms upon which the Corporation proposes to issue the Common Shares and/or Convertible Securities (the "Offering Notice").

(ii) Shareholder shall have five (5) Business Days from the date of receipt of any such Offering Notice to give notice to Corporation of its election to exercise the Pre-Emptive Right up to the extent of the percentage referred to above and to purchase Common Shares and/or Convertible Securities for the price and upon the general terms specified in the Offering Notice or in the case of a public offering that is a" bought deal" financing , within two (2) Business Days of receipt of an Offering Notice.

(iii)  Failure of Shareholder to respond to the notice within such five (5) Business Day period (or two Business Day period if applicable) shall be deemed an election to decline to exercise the Pre-Emptive Right and any rights that the Shareholder may have had to subscribe for any of the Common Shares and/or Convertible Securities issuable pursuant to such Pre-Emptive Dilutive Event shall be extinguished, in respect of such Pre-Emptive Dilutive Event.

(iv) Where Common Shares and Convertible Securities are offered together in combination (in what are customarily referred to as "units"), Shareholder may only elect to exercise the Pre-Emptive Right in respect of the Common Shares and Convertible Securities in the same combination and on the same basis as all other purchasers thereof.

(v) The acquisition by Shareholder of Common Shares and/or Convertible Securities pursuant to its Pre-Emptive Right will be subject to applicable regulatory and shareholders' approval requirements.

(vi)  Notwithstanding the foregoing, the Corporation shall not be obligated to provide notice to Shareholder pursuant to Section 4.1(b)(i) of any proposed Pre-Emptive Dilutive Event unless the resulting dilution to Shareholder, together with any previous issuance as to which Corporation has not provided Shareholder such notice, is 1.0% or more on a non-diluted basis.

(c) As used in this Section 4.1, Shareholder shall mean Shareholder and any Affiliate of Shareholder then owning Common Shares, collectively.  Shareholder may direct that the Common Shares be issued in the name of an Affiliate of Shareholder.

ARTICLE 5
STANDSTILL

5.1 Standstill

(a) For so long as the Shareholder owns at least 9.9% of the issued and outstanding Common Shares (on a non-diluted basis), neither the Shareholder nor any of its Affiliates will, directly or indirectly, whether alone or jointly or in concert with any other Person, without the prior approval of the Corporation:

(i) acquire, agree to acquire, or make any proposal or offer to acquire, directly or indirectly, ownership of (or control or direction over) any voting or equity securities of the Corporation or any of its Affiliates; by purchase or otherwise and whether such agreement or proposal is with the Corporation or any of its Affiliates or security holders or with any third party, where following such transaction the Shareholder, together with any Affiliates and Persons acting jointly or in concert therewith would collectively, directly or indirectly, own, control or exercise control over more than 19.9% of the issued and outstanding voting or equity securities of the Corporation; or

(ii) solicit proxies from shareholders or other security holders of the Corporation or any of its Affiliates or otherwise attempt to influence the conduct of the shareholders or other security holders of the Corporation or any of its Affiliates;

(iii)  solicit, initiate or engage in any discussions or negotiations, or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any Person in order to propose or effect any take-over bid, tender or exchange offer, amalgamation, merger, arrangement or other business combination involving the Corporation or any of its Affiliates or propose or effect any acquisition of assets from the Corporation or any of its Affiliates;

(iv) in any manner, directly or indirectly, seek to control or influence the Board or the board of directors of any Affiliate of the Corporation or the management or policies of the Corporation or affect control of the Corporation or any of its Affiliates;

(v) make any public announcement with respect to the foregoing or inconsistent with the foregoing, or assist, advise, encourage or agree, discuss, negotiate or otherwise act in concert with, any Person to do any of the foregoing (including by providing or arranging any financing);

(vi) take any action with respect to the Corporation or its Affiliates that would reasonably be expected to require the Corporation or its Affiliates to make a public announcement regarding any of the types of matters described in items (i) through (v) above; or

(vii) request the Corporation, directly or indirectly, to amend or waive any of these standstill provisions.

(b) The restrictions contained in Section 5.1(a) shall terminate immediately upon the earlier of :

(i) the date on which the Board announces an intention to agree or agrees with a third party to a merger, amalgamation, arrangement or similar transaction or the sale of all or substantially all of the assets of the Corporation (collectively, a "Transaction"), or agrees to support a Transaction which, if such Transaction is successfully completed, will result in shareholders of the Corporation holding less than 50% of the outstanding voting securities of the resulting corporation or entity; or

(ii) the date on which a third party makes a public announcement of a bona fide take-over bid to acquire more than 50% of the outstanding voting securities of the Corporation.

ARTICLE 6

6.1 Sale of Shares

(a) Without the prior written consent of the Corporation, the Shareholder covenants and agrees with the Corporation that, (i) for so long as the Shareholder owns at least 9.9% of the issued and outstanding Common Shares it shall not, directly or indirectly, sell or transfer (in a single transaction or series of transactions within a 30 day period) any Common Shares held by it or over which it exercises control or direction, representing more than 1.0% of the outstanding Common Shares then outstanding (on a non-diluted basis) without first notifying the Corporation in writing of the number of Common Shares proposed to be sold and the price at which it desires to sell such Common Shares (which price for greater certainty, may be, or may be determined with reference to, a market price of the Common Shares on the date of sale) and the Corporation will have five business days following its receipt of the notice from the Shareholder to elect to identify one or more purchasers of all or any portion of the Common Shares at the price offered by the Shareholder. If the Corporation fails to identify a purchaser within the five business day period, the Shareholder may only sell such Common Shares for a period of 30 days through a broad distribution, through the facilities of an exchange or trading system.

ARTICLE 7
MISCELLANEOUS

7.1 Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately at such time as the Shareholder ceases to hold at least 5% of the issued and outstanding Common Shares (on a non-diluted basis) any time after the expiry of the Anti-Dilution Period.  For certainty, this Agreement shall not terminate pursuant to this Article 7 prior to the expiry of the Anti-Dilution Period.

7.2 Governing Law; Specific Performance

(a) This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws applicable therein.

(b) Each of the Parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

(c) It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.3 Amendments

No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and executed by all Parties hereto.

7.4 Successors and Assigns

The rights provided by this Agreement may only be assigned, in whole or in part, by the Shareholder to a Permitted Assign without the prior approval of the other Parties. Upon such assignment, the Permitted Assign shall be treated as the Shareholder for all purposes under this Agreement, except that any entitlements to notice and any entitlements to furnished documentation pursuant to this Agreement shall be satisfied by the Corporation through delivery to the transferring Shareholder on behalf of the Permitted Assign. Except as otherwise expressly provided, the provisions prescribed herein shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties and Permitted Assigns hereto.

7.5 Entire Agreement

This Agreement and the other agreements and documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the Parties with regard to the subject hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.6 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

7.7 Delays or Omissions

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any holder, upon any breach, default or noncompliance of any Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Party's part of any breach, default or noncompliance under the Agreement or any waiver on such Party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to holders, shall be cumulative and not alternative.

7.8 Further Assurances

Each of the Parties shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

7.9 Notices

Any notice under this Agreement shall be given in writing and either delivered, sent by electronic means (including facsimile transmission or email) or mailed by prepaid registered post to the Party to receive such notice at the address, facsimile number or email address indicated below:

(a) to the Corporation at:

District Metals Corp.
907-1030 West Georgia Street
Vancouver, British Columbia  V6E 2Y3

Attention: Chief Executive Officer
Email:  gainsworth@districtmetals.com

with a copy (which shall not constitute notice) to:

DuMoulin Black LLP

10th Floor, 595 Howe Street

Vancouver, British Columbia V6C 2T5

Attention: Joanna Cameron
Facsimile: (604) 602-6804
Email:  jcameron@dumoulinblack.com

(b) to the Shareholder at:

EMX Royalty Corporation
501-543 Granville Street
Vancouver, British Columbia V6C 1X8
Attention: President and CEO

Email: corporate@emxroyalty.com

or such other address or email address as such Party may hereafter designate by notice in writing to the other Parties. If a notice is delivered, it shall be effective from the date of delivery; if such notice is sent by electronic means during normal business hours of the addressee, it shall be effective on the Business Day such notice is sent and, if not sent during normal business hours of the addressee, then on the Business Day following the date such notice is sent; and if such notice is sent by mail, it shall be effective seven Business Days following the date of mailing, excluding all days when normal mail service is interrupted.

7.10 Counterparts

This Agreement may be executed in any number of counterparts (whether by electronic means), each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Rights Agreement as of the date set forth above.

DISTRICT METALS CORP.

by
Name: Garrett Ainsworth
Title: Chief Executive Officer

EMX ROYALTY CORP.

by
Name: David M. Cole
Title: President & CEO